Exhibit 10.2

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

EXECUTION COPY

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (“Agreement”) is entered into as of the 2nd day of February, 2011 (the “Effective Date”) between OPTIMER PHARMACEUTICALS, INC., a company organized under the laws of the State of Delaware (“Optimer”), having a principal place of business at 10110 Sorrento Valley Rd., Suite C, San Diego, California 92121, and ASTELLAS PHARMA EUROPE LTD, a company organized under the laws of England  (“Partner”), having a principal place of business at Lovett House, Lovett Road, Staines, Middlesex, TW18 3AZ, United Kingdom.

WHEREAS

WHEREAS, Optimer is developing fidaxomicin for the treatment of Clostridium difficile infection and owns or controls certain patents, know-how and other intellectual property relating to fidaxomicin;

WHEREAS, Partner is engaged in the research, development and commercialization of pharmaceutical products; and

WHEREAS, Partner desires to obtain from Optimer, and Optimer desires to grant to Partner, certain exclusive rights and licenses to develop and commercialize Products in the Territory (each as hereinafter defined), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Optimer and Partner hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1                              “120 Day Responses” shall have the meaning set forth in Section 4.8(a).

1.2                              “Acquisition Transaction” shall have the meaning set forth in Section 14.1.

1.3                              “Affiliate” of a Party shall mean any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists.  As used in this Section 1.3 and in Section 1.74, “control” shall mean (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.

1.4                              “Alliance Manager” shall have the meaning set forth in Section 3.4.

1.5                              “Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.6                              “Audit Disagreement” shall have the meaning set forth in Section 7.7.

1.7                              “Bankruptcy Laws” shall have the meaning set forth in Section 12.4.

1.8                              “Bundled Product” shall mean any pharmaceutical product containing or comprising a Compound as the sole active pharmaceutical ingredient sold together with another pharmaceutical product that does not contain or comprise a Compound for a single price including fixed combinations.

1.9                              “Business Day” shall mean a day other than a Saturday or Sunday or any public holiday in the United States or England.  For the avoidance of doubt, references in this Agreement to “days” shall mean calendar days.

1.10                       “Calendar Quarter” shall mean a period of three (3) consecutive months during a Calendar Year beginning on and including January 1st, April 1st, July 1st or October 1st.

1.11                       “Calendar Year” shall mean a period of twelve (12) consecutive months beginning on and including January 1st.

1.12                       “CDI” shall mean Clostridium  difficile infection in humans.

1.13                       “Change of Control Event” shall mean that Optimer (a) completes a transaction in which Optimer merges or consolidates with any other entity (other than a wholly-owned subsidiary of Optimer); or (b) effects any other transaction or series of transactions (other than a listing on a public recognized stock exchange or fund raising from existing or new investors in the ordinary course of business), such that in either case of clause (a) or (b) the stockholders of Optimer immediately prior thereto, in the aggregate, no longer own, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of the surviving entity following the closing of such merger, consolidation, other transaction or series of transactions and where in the case of (a) or (b) the acquiring entity is (i) a […***…] or (ii) a […***…].

1.14                       “cGCP” or “current Good Clinical Practices” shall mean a set of internationally recognized ethical and scientific quality requirements which must be observed for designing, conducting, recording and reporting clinical trials that involve the participation of human subjects as set forth in European Union Commission Clinical Trial Directive 2001/20/EC relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use, and brought into law by European Commission Directive  GCP

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2005/28/EC laying down the principles and detailed guidelines for good clinical practice as regards investigational medicinal products, as well as the requirements for authorization of the manufacturing and importation of such products and any subsequent modifications or amendments thereto and any laws that apply in the location of performance of the clinical trial.

1.15                       “cGLP” or “current Good Laboratory Practices” means a set of rules and criteria for the quality system concerned with the organizational process and the conditions under which non-clinical health and environmental safety studies are planned, performed, monitored, recorded, reported and archived, as defined in European Commission Directive 2004/9/EC and 2004/10/EC as amended and any subsequent modifications or amendments thereto and any laws that apply in the location of performance of the laboratory studies.

1.16                       “cGMP” or “current Good Manufacturing Practices” means all applicable standards relating to manufacturing practices for fine chemicals, active pharmaceutical ingredients, intermediates, bulk products or finished pharmaceutical products, including current good manufacturing practices and standards as provided for (and as amended or superseded from time to time) in:

(a)                      European Community Directive 2003/94/EC (Principles and guidelines of good manufacturing practice for medicinal products);

(b)                      21 C.F.R. §§ 210 and 211;

(c)                      ICH Guidance for Industry Q7 Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients; and

(d)                      Part II of Volume IV of the EU Guide to Good Manufacturing Practice.

1.17                       “CMC” shall mean chemistry, manufacturing and controls.

1.18                       “Combination Product” shall mean a pharmaceutical product containing or comprising both (a) a Compound and (b) one or more other pharmaceutically active ingredients.

1.19                       “Commercialization Plan” shall have the meaning provided in Section 5.1(b).

1.20                       “Commercially Reasonable Efforts” shall mean, with respect to a Product, those efforts and resources normally devoted by a Party or its Affiliates for the development or commercialization of a similarly situated anti-infective pharmaceutical product at a similar stage of development or commercialization, taking into account relative safety and efficacy, product profile, the competitiveness of the marketplace and the market potential of such product the nature and extent of market exclusivity, including patent coverage and regulatory data protection, and the achievement of an optimum price and reimbursement status of such product as determined on a country-by-country basis.  The level of effort and resources may be different for different markets and may change over time, reflecting changes in the status of the Product and the market(s) involved. In the case of Partner, the fact that a Product is in-licensed, rather than developed internally by Partner or its Affiliates, shall not affect the application of the foregoing standard.

1.21                       “Competing Entity” shall have the meaning provided in Section 2.5(c).

1.22                       “Competitive Product” shall mean, apart from the Existing Product, (a) any product containing a compound, the primary activity of which compound is inhibition of RNA polymerase, which compound is being developed for, or has received Regulatory Approval for, CDI and (b) any product containing a Compound.

1.23                       “Compound”  shall mean [...***...] or any salt, hydrate, solvate, polymorph, stereo-isomer, ester, chelate, clathrate, acid, base, epimer, enantiomer, crystalline form, metabolite or prodrug or any other non-covalent derivative or crystalline form thereof.

1.24                       “Confidential Information” shall have the meaning set forth in Section 8.1.

1.25                       “Confidentiality Agreement” shall mean that certain agreement dated 7 January 2009 between Optimer and Partner.

1.26                       “Control” (including any variations such as “Controlled” and “Controlling”) shall mean with respect to any Information, Patent or other intellectual property rights, possession by a Party of the ability (whether by ownership or license, other than pursuant to this Agreement) to grant the applicable license under this Agreement, without violating the terms of an agreement with a Third Party.

1.27                       “CRO” shall have the meaning set forth in Section 4.8(a).

1.28                       “CRO Agreement” shall have the meaning set forth in Section 4.8(a).

1.29                       “Data” shall mean any and all scientific, technical or test data pertaining to Product(s) (provided, that if any such scientific, technical and/or test data pertains to Product(s) and something other than Product(s), then only such scientific, technical and test data that pertains to Product(s) and not to something else) that is generated by or under the authority of Partner or its Sublicensees or by or under the authority of Optimer or Optimer Current Affiliates at any time before or after the Effective Date or by or under the authority of any Third Party licensee of Optimer outside the Territory after the Effective Date, including research data, clinical pharmacology data, CMC data (including analytical and quality control data and stability data), preclinical data, clinical data and/or all submissions made in association with an IND or MAA filed in or outside the Territory with respect to such Product(s), in each case to the extent such data either (a) is Controlled by Optimer on the Effective Date or (b) comes within a Party’s Control during the Term.

1.30                       “Develop” shall mean to develop (including clinical and non-clinical development), analyze, test and conduct preclinical, clinical and all other regulatory trials for a Compound or Product (but excluding any Post-Marketing Studies of a Product), as well as any and all activities pertaining to new indications, pharmacokinetic studies and all related activities

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including work on new formulations, new methods of treatment and CMC activities including new manufacturing methods.  “Developing” and “Development” shall have correlative meanings.

1.31                       “Developing Party” shall have the meaning set forth in Section 4.1(d).

1.32                       “Development Expenses” shall mean the Direct Costs incurred by a Party in accordance with the budget (with such Direct Costs not exceeding the applicable budget by more than [...***...]%) included in the applicable Development Plan for the Product.

1.33                       “Development Plan” shall have the meaning provided in Section 4.1(a).

1.34                       “Development Transition Period” shall have the meaning set forth in Section 4.1(b).

1.35                       “Direct Costs” shall mean the incurred variable costs and fixed costs for Development activities, including (a) costs of services provided by contract research organizations and individuals, consultants and contractors, (b) the efforts of the employees of a Party or its Affiliates in performing its activities under the applicable development plan charged at an FTE Rate, which FTE Rate: (i) shall be agreed upon by the JSC (through the JDC) and specified in the applicable development plan, (ii) shall be specific for the work to be conducted under the applicable development plan, and (iii) may be different for each Party, and (c) any other direct costs including out of pocket external costs.  In determining Direct Costs chargeable under this Agreement, each Party will use its respective project accounting systems consistent with GAAP, and will review its respective project accounting methodologies with the other Party upon the other Party’s reasonable request.

For the purpose of this definition, the following definitions shall apply and all cost determinations shall be made in accordance with GAAP:

(i)                                    “variable costs” shall be deemed to be Third Party costs, the cost of labor, raw materials, supplies and other resources directly consumed in the Development of the Product, including the transfer price for clinical supplies of Product; and

(ii)                                “fixed costs” shall be deemed to be the costs of facilities, utilities, insurance, facility and equipment depreciation and other fixed costs allocable on a reasonable basis to the Development of the Product.

1.36                       “Disclosing Party” shall have the meaning set forth in Section 8.1.

1.37                       “Document” shall have the meaning set forth in Section 4.8(d)(iii).

1.38                       “Dominating Patent Rights” shall have the meaning set forth in Section 6.3(d).

1.39                       “Effective Date” shall mean the date at the head of this Agreement.

1.40                       “EMA” shall mean the European Medicines Agency and any successor thereto.

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1.41                       “Excluded Claim” shall have the meaning set forth in Section 13.3(f).

1.42                       “Executives” shall have the meaning provided in Section 3.1(d).

1.43                       “Existing MAA” means the MAA with number EMEA/H/C/002087 filed on behalf of Optimer with the EMA.

1.44                       “Existing Product” shall mean that certain pharmaceutical product containing or comprising a Compound as the sole active pharmaceutical ingredient that is the subject of the Existing MAA.

1.45                       “Field” shall mean the diagnosis, prevention and treatment of any disease or condition in humans, including CDI.

1.46                       “First Commercial Sale” shall mean, on a country-by-country basis and Product-by-Product basis, the first bona fide, arm’s length sale of a Product in a country following receipt of Regulatory Approval of such Product in such country.  Sales of a Product for registration samples, compassionate use sales, named patient use and inter-company transfers to Affiliates of a Party will not constitute a First Commercial Sale.

1.47                       “Floor” shall have the meaning set forth in Section 6.3(d).

1.48                       “[...***...]” shall have the meaning set forth in Section [...***...].

1.49                       “GAAP” shall mean generally accepted accounting principles in the United States, or internationally, as appropriate, consistently applied and shall mean the international financial reporting standards (“IFRS”) at such time as IFRS becomes the generally accepted accounting standard and applicable laws require that a Party use IFRS.

1.50                       “Generic Entry” shall have the meaning set forth in Section 6.3(e).

1.51                       “Generic Product” shall mean any product that is introduced in the applicable country by an entity other than Partner or its Affiliate or Sublicensee (but excluding any product that is introduced by or on behalf of Optimer or its Affiliate or any of their respective licensees in the exercise by Optimer of its right pursuant to Section 5.1(d) to convert to non-exclusive the license and sublicense granted under Section 2.1), which contains [...***...] as contained in  a Product sold by Partner or its Sublicensee [...***...].

1.52                       “IND” shall mean any Investigational New Drug application, as defined in Title 21 of the Code of Federal Regulations, on file with the FDA before the commencement of clinical trials of the applicable Product in humans, or any comparable filing with any relevant Regulatory Authorities in any country or jurisdiction in the Territory.

1.53                       “Indemnitee” shall have the meaning set forth in Section 11.3.

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1.54                       “Indemnitor” shall have the meaning set forth in Section 11.3.

1.55                       “Information” shall mean information, ideas, inventions, discoveries, concepts, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, inventories, machines, techniques, development, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, compositions of matter, product samples and other samples, physical, chemical and biological materials and compounds, and the like, in written, electronic or other form, now known or hereafter developed, whether or not patentable.

1.56                       “Inventions” shall mean any discovery or invention, whether or not patentable, made by employees, agents or independent contractors of either Party or both Parties or their respective Affiliates during the course of the performance of activities pursuant to this Agreement during the Term, together with all intellectual property rights relating thereto.

1.57                       “JDC” shall have the meaning set forth in Section 3.2(a).

1.58                       “Joint Patents” shall have the meaning set forth in Section 9.4(b).

1.59                       “Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 3.1.

1.60                       “Joint Transition Plan” shall have the meaning set forth in Section 4.1(b).

1.61                       “Launch” shall mean First Commercial Sale.

1.62                       “LCIA” shall mean the London Court of International Arbitration.

1.63                       “[...***...]” shall have the meaning set forth in Section [...***...].

1.64                       “Letter Agreement” shall mean that certain letter agreement of even date herewith by and between Optimer and Partner and all Exhibits thereto.

1.65                       “Licensed Know-How” shall mean Information (including Data) that Optimer or any Optimer Current Affiliate Controls as of the Effective Date or during the Term, which Information is necessary or useful to Develop, use, offer for sale, sell, and import Products (including any Compound contained therein) in the Field in the Territory, including any replication or any part of such Information.  For purposes of clarification, “Licensed Know-How” shall include all OPT-80 Data (as defined in the PAR Agreement) Controlled by Optimer.

1.66                       “Licensed Patents” shall mean all Patents that Optimer or any Optimer Current Affiliate Controls as of the Effective Date or during the Term, which Patents are necessary or useful to Develop, use, offer for sale, sell, and import Products (including any Compound

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contained therein) in the Field in the Territory including but not limited to those Patents set out in EXHIBIT A.

1.67                       “Licensed Technology” shall mean the Licensed Know-How and Licensed Patents.

1.68                       “Losses” shall have the meaning set forth in Section 11.1.

1.69                       “MAA” shall mean a marketing authorization application or equivalent application, and all amendments and supplements thereto, filed with the applicable Regulatory Authority in a country or jurisdiction in the Territory (including any supra-national agency such as the EMA in the European Union).

1.70                       “MAA Approval” shall mean, with respect to each country in or outside the Territory for a particular Product, approval by the applicable Regulatory Authority in such country of the MAA for such Product filed in such country and shall include such approval by the EMA.  It is understood that, as used herein, MAA Approval does not include pricing or reimbursement approval.

1.71                       “[...***...]” shall mean [...***...].

1.72                       “Materials” shall have the meaning set forth in Section 4.15.

1.73                       “Net Sales” shall mean, with respect to any Product, the gross amounts invoiced for sales or other dispositions of such Product by or on behalf of Partner or its Sublicensees, as applicable, to Third Parties (other than Sublicensees) less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid or incurred by Partner or its Sublicensees, as applicable, with respect to the sale or other disposition of such Product:

(a)                      normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of such Product (provided that such discounts are not applied disproportionately to such Product when compared to the other products of Partner or its Sublicensee, as applicable);

(b)                      credits or allowances given or made for rejection of or return of previously sold Products or for retroactive price reductions and billing errors;

(c)                      rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers;

(d)                      costs of freight, insurance, and other transportation charges directly related to the distribution of such Product;

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(e)                      taxes, duties or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income) levied on or measured by the billing amount for such Product, as adjusted for rebates and refunds; and

(f)                        an allowance of up to [...***...] for bad debts consistently applied in accordance with GAAP.

Upon any sale or other disposition of any Product that should be included within Net Sales for any consideration other than exclusively monetary consideration on bona fide arm’s-length terms, then for purposes of calculating Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at the average sales price during the applicable reporting period generally achieved for such Product in the country in which such sale or other disposition occurred when such Product is sold alone and not with other products.

In no event will any particular amount, identified above, be deducted more than once in calculating Net Sales.  Sales of a Product between Partner and its Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to a Third Party shall be included within the computation of Net Sales.  Any free-of-charge disposal or use of a Product for development, regulatory or marketing purposes, such as clinical trials, compassionate use or indigent patient programs, shall not be deemed a sale or disposition for purposes of calculating Net Sales.

If any Product is sold as a Bundled Product for a single invoiced amount or if the Parties agree to Develop a Combination Product that is sold for a single invoiced amount (in each case, a “Combination Sale”), the Net Sales amount for the Product sold in such a Combination Sale shall be that portion of the gross amount invoiced for such Combination Sale (less all permitted deductions) determined as follows:

Except as provided below, the Net Sales amount for a Combination Sale shall equal the gross amount invoiced for the Combination Sale, reduced by the permitted deductions (the “Net Combination Sale Amount”), multiplied by the fraction A/(A+B), where:

[...***...]

In the event that the Compound Component included in a Bundled Product or Combination Product (as appropriate) is sold as a separate product in a country, but the Other Component included in such Bundled Product or Combination Product (as appropriate) is not sold separately

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in such country, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction A/C where:

[...***...]

In the event that the Compound Component included in a Bundled Product or Combination Product (as appropriate) is not sold as a separate product in the country where such Combination Sale occurs, but the Other Component included in such Bundled Product or Combination Product (as appropriate) is sold separately in such country, the calculation of Net Sales resulting from such Combination Sale shall be determined by multiplying the Net Combination Sale Amount by the fraction (C-D)/C, where:

[...***...]

Where the calculation of Net Sales resulting from a Combination Sale in a country cannot be determined by any of the foregoing methods, the calculation of Net Sales for such Combination Sale shall be that portion of the Net Combination Sale Amount reasonably determined in good faith by mutual agreement of the Parties as properly reflecting the relative value of the Compound Component included in the Bundled Product or Combination Product and the value of the Other Component(s) included in the Bundled Product or Combination Product.

1.74                       “Optimer Current Affiliate” shall mean any entity that is (a) an Affiliate of Optimer as of the Effective Date or (b) any subsidiary that is controlled (as the term is defined in Section 1.3) by Optimer at any time before or after the Effective Date.

1.75                       “Optimer Indemnitees” shall have the meaning set forth in Section 11.1.

1.76                       “Oral Product” shall mean the Existing Product or any other pharmaceutical product containing or comprising a Compound as the sole active pharmaceutical ingredient, in oral (including oral suspension) formulation only [...***...].

1.77                       “[...***...]” shall mean that certain [...***...] and all Exhibits thereto.

1.78                       “PAR” shall mean Par Pharmaceutical, Inc.

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1.79                       “PAR Agreement” shall mean that certain Prospective Buy-Back Agreement, dated January 19, 2007, by and between Optimer and PAR, as amended in accordance with its terms.

1.80                       “PAR Collaboration Agreement” shall mean that certain Collaboration Agreement, dated April 29, 2005, by and between Optimer and PAR, as amended in accordance with its terms.

1.81                       “PAR Tripartite Agreement” shall have the meaning provided in Section 6.3(b).

1.82                       “Partner Data” shall mean Data that Partner or any of its Affiliates Controls during the Term, which Data is necessary or useful to make, have made, use, offer for sale, sell, and import Products (including any Compound contained therein) in the Field, including any replication or any part of such Data.

1.83                       “Partner Patents” shall mean all Patents that Partner or any of its Affiliates Controls during the Term, which Patents (a) are filed in relation to Inventions made by employees, agents or independent contractors of Partner or its Affiliates, and (b) are necessary or useful to make, have made, use, offer for sale, sell, and import Products (including any Compound contained therein) in the Field.

1.84                       “Partner Technology” shall mean the Partner Data and Partner Patents and, for the purposes of the licenses under Sections 12.3(d)(vi), 12.3(e)(vi) and 12.3(f)(vi), Information (including Data) generated by or on behalf of Partner or any of its Sublicensees in the course of Development, registration, use, sale, offer for sale or import of Products in the Field in the Territory.

1.85                       “Party” shall mean Optimer or Partner individually, and “Parties” shall mean Optimer and Partner collectively.

1.86                       “Patent(s)” shall mean (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, and (b) any renewal, division, continuation (in whole or in part), or request for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, restorations by existing or future extension or restoration mechanisms, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.87                       “Post-Marketing Studies” shall have the meaning set forth in Section 4.1(c)(iii).

1.88                        “Product” shall mean (a) any Oral Products and (b) as agreed by the Parties, any [...***...].  In the event that Partner terminates this Agreement with respect to a given Product, the definition of “Product” as used with respect to such country shall automatically be amended to remove such Product from the definition of “Product” for purposes of this Agreement.

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1.89        “RDP Exclusivity” shall mean the period of [...***...] following MAA Approval, as set out in Article 10(1) of EC Directive 2001/83 (or such other period in any country where EC Directive 2001/83 does not apply) during which a Generic Product that references such MAA Approval cannot be placed on the market.

1.90        “Receiving Party” shall have the meaning set forth in Section 8.1.

1.91        “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of Regulatory Authorities in any country that are necessary for the manufacture, use, storage, import, transport and/or sale of a Product in the Field in such country.

1.92        “Regulatory Authority” shall mean any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of a Product in the Field, including the EMA.  For countries in the Territory where governmental approval is required for pricing or reimbursement for a Product to be reimbursed by national health insurance (or its local equivalent), “Regulatory Authority” shall also include any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval of pricing or reimbursement is required. “Regulatory Authority” shall also include any organization that provides guidance to health professionals on the use of pharmaceutical products, including but not limited to the National Institute of Clinical Excellence in the United Kingdom.

1.93        “Regulatory Filings” shall have the meaning set forth in Section 4.8(b).

1.94        “Regulatory Request” shall have the meaning set forth in Section 4.8(c)(iii).

1.95        “Representatives” shall have the meaning provided in Section 14.1.

1.96        “Royalty Report” shall have the meaning set forth in Section 7.1.

1.97        “SEC” shall have the meaning set forth in Section 8.5(a).

1.98        “Standstill Period” shall have the meaning set forth in Section 14.1.

1.99        “Sublicensee” shall mean an Affiliate of Partner or a Third Party to whom Partner grants a right to Develop, use, offer for sale, sell or import a Product in the Field in the Territory, beyond the mere right to purchase a Product from Partner or its Affiliates, and “Sublicense” shall mean an agreement or arrangement between Partner and a Sublicensee granting such rights.

1.100     “Term” shall have the meaning set forth in Section 6.3(e).

1.101     “Transfer Date” shall have the meaning set forth in Section 4.8(d).

1.102      “Supply Agreement” shall have the meaning set forth in Section 5.2.

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1.103      “Territory” shall mean Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Republic of Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Switzerland, United Kingdom, Turkey, South Africa, Russia, Armenia, Azerbaijan, Belarus, Kazakhstan, Kyrgyzstan, Moldova, Tajikistan, Turkmenistan, Ukraine, Uzbekistan, Middle East (Bahrain, Gaza Strip, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Oman, Qatar, Saudi Arabia, Syria, United Arab Emirates, West Bank (Palestine) and Yemen) and North Africa (Algeria, Egypt, Libya, Morocco and Tunisia).

1.104     “Third Party” shall mean any person or entity other than Optimer, Partner and their respective Affiliates.

1.105     “Third Party Claims” shall have the meaning set forth in Section 11.1.

1.106     “United States” or “U.S.” shall mean the United States of America, including its territories and possessions and the District of Columbia.

1.107     “Valid Claim” shall mean (a) an unexpired claim of an issued patent which has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken; or (b) a claim of a pending patent application; provided, however, that if a claim of a pending patent application shall not have issued within [...***...] years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim.

1.108     “Withdrawal Notice” shall have the meaning set forth in Section 3.1(e).

ARTICLE 2

GRANT OF LICENSE

2.1          License Grant to Partner.  Subject to the terms and conditions of this Agreement, Optimer hereby grants to Partner an exclusive (even as to Optimer and its Affiliates, but subject to Article 4 as to Development and regulatory activities and subject to the last sentence of this Section 2.1 as to marketing activities), royalty-bearing license and sublicense, with the right to sublicense in accordance with Section 2.2, under the Licensed Technology (except as otherwise expressly provided in Section 4.1(d) with respect to certain Data generated in the Development of Oral Products) and Optimer’s interest in any Joint Patents solely (a) to register (including conducting such clinical trials as may be required to support and maintain such registrations) Products with a Regulatory Authority, and (b) to Develop, use, sell, offer for sale, and import Products, in each case of clauses (a) and (b) in the Field in the Territory during the Term.  The Parties agree that (a) Partner shall have certain rights to engage in marketing-related activities with respect to Products in cooperation with Optimer outside the Territory, for the purpose of promotion of Products by Partner and its Sublicensees in the Field in the Territory, and (b) Optimer shall have certain rights to engage in marketing-related activities with respect to Products in cooperation with Partner in the Territory, for the purpose of promotion of

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Products by Optimer and its Affiliates and licensees outside the Territory, in each case, strictly in accordance with EXHIBIT B.  For clarification, nothing herein or in EXHIBIT B shall give Partner any license or other right to Develop, use, sell, offer for sale, and import Products outside the Territory.

2.2          Sublicenses by Partner.

(a)       Right to Sublicense.  Subject to Section 2.2(b), Partner shall have the right to sublicense the rights granted to it under Section 2.1 in any country in the Territory.

(b)       Sublicense Agreements.  Any Sublicense shall be in writing and, with the exception of the financial terms, on substantially the same terms as this Agreement, except that the Sublicensee shall not have the right to further sublicense, and, to the extent such Sublicense grants a sublicense of the rights licensed to Optimer under the PAR Agreement, shall be consistent with the terms of the PAR Agreement.  Partner shall be responsible for the acts or omissions of its Sublicensees in exercising rights under the Sublicenses which would constitute a breach hereunder.  Within ten (10) days after execution or receipt thereof, as applicable, Partner shall provide Optimer with a full and complete copy of each Sublicense granted (provided that Partner may redact any confidential information contained therein that is not necessary to disclose to ensure compliance with this Agreement).

(c)       Partner shall not be required to provide Optimer with copies of agreements relating to contract sales organizations, contract research organizations, contract manufacturing organizations or any consultants relating to the research, Development, regulation and/or commercialization of Products.

2.3          License Grant to Optimer.  Subject to Section 2.5(b), Partner hereby grants to Optimer:

(a)       An exclusive royalty-free license and sublicense, with the right to sublicense through multiple tiers of sublicenses, under the Partner Technology (except as otherwise expressly provided in Section 4.1(d) with respect to certain Data generated in the Development of Oral Products) and Partner’s interest in any Joint Patents, solely to (1) register (including conducting such clinical trials as may be required to support and maintain such registrations) Products and (2) Develop, make, have made, use, sell, offer for sale, and import products that contain or comprise a Compound, alone or in combination with any other active pharmaceutical ingredient, in any form or formulation, in each case outside the Territory both during and after the Term; and

(b)       After termination of this Agreement, the exclusive royalty bearing licenses and sublicenses, with the right to sublicense through multiple tiers of sublicenses, under the Partner Technology and Partner’s interest in any Joint Patents in accordance with Sections 12.3(d)(vi), 12.3(e)(vi) and 12.3(f)(vi) inside the Territory.

2.4          No Other Rights; Other Limitations. Except for the rights and licenses expressly granted in this Agreement, Optimer retains all rights under the Licensed Technology and its share in the Joint Patents, and Partner retains all rights under the Partner Technology and its share in the Joint Patents, and no rights shall be deemed granted by one Party to the other Party by implication, estoppel or otherwise.  Partner agrees not to practice any Licensed Technology except to Develop, use, sell, offer for sale, and import Products in the Field in the Territory during the Term in accordance with the terms of this Agreement.  Partner further acknowledges that certain rights granted by Optimer to Partner under Section 2.1 with respect to the Licensed Technology were transferred from PAR to Optimer, or licensed by PAR to Optimer, pursuant to the PAR Agreement, and that such rights are granted subject to, and Partner (on behalf of itself and its Sublicensees) agrees to be bound by, all applicable terms and conditions of the PAR Agreement.  Optimer agrees not to practice any Partner Technology except as expressly licensed to Optimer under Section 2.3 (including the sections referenced therein).

2.5          Negative Covenant.

(a)           Partner agrees, on a country-by-country basis, that it will not, itself or with any of its Affiliates or any Third Party, in any country in the Territory conduct any clinical trials, sales, marketing, promotion or distribution activities in respect of any product containing a compound, the primary activity of which compound is inhibition of RNA polymerase, which compound is being developed for, or has received Regulatory Approval for, CDI, other than Products Developed and commercialized pursuant to the terms and conditions of this Agreement.  The agreement set forth in this Section 2.5(a) will be in effect from the Effective Date until the earlier to occur of (i) [...***...] and (ii) [...***...].

(b)           Except through rights granted to Partner or as otherwise provided in any particular development plan under Article 4 of this Agreement, and subject to Section 2.5(c), Optimer agrees, on a country-by-country basis, that it will not itself or with any Optimer Affiliates or any Third Party, in any country in the Territory conduct any clinical trials, sales, marketing, promotion or distribution activities in the Field in respect of a Competitive Product.

(c)           In the event that Optimer or any of its Affiliates is absorbed by or acquired by or merges with a Third Party (“Competing Entity”) and such Competing Entity or any of its affiliates is manufacturing, using, marketing, promoting, distributing, offering for sale, commercialising or selling a Competitive Product in the Field in the Territory then Optimer shall [...***...].

The agreement set forth in Sections 2.5(b) and (c) will be in effect in each country in the Territory from the Effective Date until royalties under Section 6.3(e) are no longer payable by Partner in such country.

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ARTICLE 3

GOVERNANCE

3.1          Joint Steering Committee.  The Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to oversee the activities of the Parties pursuant to this Agreement.

(a)       Composition.  The JSC will be comprised of three (3) members appointed by Partner and two (2) members appointed by Optimer, which members shall be senior level employees of each Party with decision-making authority.  Each Party will notify the other Party of its initial JSC members within a reasonable amount of time after the Effective Date.  The Parties, through the JSC, may change the number of JSC members.  Each Party may change its JSC members at any time by written notice to the other Party, which may be delivered at a scheduled meeting of the JSC.  Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC.  The JSC shall appoint one (1) of its members as chairman, whose role shall be to convene and preside at meetings of the JSC, but the chairman shall not be entitled to prevent items from being discussed or to cast any tie-breaking vote.  Each Party may, with the consent of the other Party, such consent not to be unreasonably withheld or delayed, invite non-member, non-voting representatives of such Party to attend meetings of the JSC.

(b)       Responsibilities.  The JSC shall be responsible for oversight of the Parties’ activities under this Agreement with respect to development, regulatory approval, manufacturing and commercialization (including marketing and sales) of Products in the Field in the Territory.  Without limiting the foregoing, the JSC shall:

(i)        provide a forum for review and discussion of the Commercialization Plan, and for Optimer to provide input with regard to the Commercialization Plan, including with respect to any Post-Marketing Studies of Products in the Field in the Territory;

(ii)       provide a forum for Optimer to provide input with regard to the target aggregate Net Sales of Products in the Territory for purposes of Section 5.1(c)(ii);

(iii)     periodically review the results of the Development Plan and Commercialization Plan to ensure, to the extent reasonably practical, compliance with obligations under this Agreement;

(iv)      review the publication strategy with respect to Products in the Field in the Territory;

(v)        review and oversee supply chain strategy and Product manufacturing;

(vi)      provide a forum in which Optimer updates Partner and for Partner to provide input with regard to the development, regulatory strategy, and commercialization of

Products outside the Territory in the Field, including with respect to any Post-Marketing Studies of Products in the Field;

(vii)     coordinate the Development of Products in the Territory with Optimer’s and its licensees’ development of Products outside the Territory;

(viii)    review protocols for any clinical studies and the regulatory filings, including any MAA filings, for Products in the Territory and outside the Territory;

(ix)      facilitate the exchange of Data and/or materials between the Parties;

(x)       provide a forum for resolving matters to be decided by any committee or subcommittee formed pursuant to Section 3.2; and

(xi)      perform such other duties as are specifically assigned by the Parties to the JSC in this Agreement.

(c)       Meetings.  The JSC will hold meetings at such frequency as determined by the JSC members, but no less than once each Calendar Quarter.  Such meetings may be in person, via videoconference, or via teleconference.  The location of in-person JSC meetings will alternate between Optimer’s offices in San Diego, California and Partner’s offices in Staines, UK, unless the Parties otherwise agree.  At least seven (7) days prior to each JSC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion or decision at such meeting, together with appropriate information related thereto.  Reasonably detailed written minutes will be kept of all JSC meetings and will reflect material decisions made at such meetings.  Meeting minutes will be prepared by the Party at whose office such meeting is held and sent to each member of the JSC for review and approval within ten (10) days after the meeting.  Minutes will be deemed approved unless a member of the JSC objects to the accuracy of such minutes within fifteen (15) days of receipt.

(d)       Decisions.  The JSC may make decisions with respect to any subject matter that is within the JSC’s decision-making authority.  Subject to this Section 3.1(d), all decisions of the JSC shall be made by unanimous vote, with the representatives of Optimer collectively having one (1) vote and the representatives of Partner collectively having one (1) vote in all such decisions.  If the JSC cannot reach consensus with regard to any matter to be decided by the JSC within ten (10) Business Days after such matter has been brought to the JSC’s attention, then such matter shall be referred to the Chief Executive Officer of Optimer and the Chief Executive Officer  of Partner (the “Executives”) for resolution.  If the Executives cannot resolve the issue within ten (10) Business Days after the matter has been brought to their attention then, subject to good faith consideration of the views of the other Party, (i) Optimer’s Executive shall have the tie-breaking vote on any issue regarding Development of Products (including changes to the Development Plan), but excluding the [...***...] described in Section 4.1(c)(i) and any [...***...] required by any Regulatory Authority in the Territory that are performed by Partner alone at Partner’s expense as described in Section 4.1(c)(ii), and (ii) Partner’s Executive shall have the tie-breaking vote on any issue

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regarding the [...***...] described in Section 4.1(c)(i), any [...***...] required by any Regulatory Authority in the Territory that are performed by Partner alone at Partner’s expense as described in Section 4.1(c)(ii) and on any issue regarding the commercialization of Products in the Territory; provided, that if Optimer provides reasonable evidence that a decision of Partner regarding commercialization of Products in the Territory would have an adverse effect on Optimer’s commercialization of Products outside the Territory, the Parties must promptly meet to discuss in good faith and reach a mutually agreed-upon solution to such issue. For the avoidance of doubt, (a) neither Party shall have a tie-breaking vote in respect of Post-Marketing Studies inside and outside the Territory, the approval procedure for which is set out in Section 4.2 and (b) Optimer cannot exercise its tie-breaking vote to increase Partner’s liability for any expenses relating to Development.

(e)       Withdrawal.  At any time during the Term and for any reason, Optimer shall have the right to withdraw from participation in the JSC and all JSC Subcommittees upon written notice to Partner, which notice shall be effective immediately upon receipt (“Withdrawal Notice”).  Following the issuance of a Withdrawal Notice and subject to this Section 3.1(e), Optimer’s representatives to the JSC and all JSC Subcommittees shall not participate in any meetings of the JSC and all JSC Subcommittees, nor shall Optimer have any right to vote on decisions within the authority of the JSC and any JSC Subcommittee.  If, at any time, following the issuance of a Withdrawal Notice, Optimer wishes to resume participation in the JSC and all JSC Subcommittees, Optimer shall notify Partner in writing and, thereafter, Optimer’s representatives to the JSC and JSC Subcommittees shall be entitled to attend any subsequent meeting of the JSC and JSC Subcommittees (as appropriate) and to participate in the activities of, and decision-making by, the committees as provided in this Section 3 as if a Withdrawal Notice had not been issued by Optimer.  Following Optimer’s issuance of a Withdrawal Notice, unless and until Optimer resumes participation in the JSC and JSC Subcommittees in accordance with this Section 3.1(e):  (i) all meetings of the JSC shall be held at Partner’s facilities; (ii) Partner shall have the right to make the final decision on all matters within the scope of authority of the JSC and all JSC Subcommittees;  (iii) Optimer shall have the right to continue to receive the minutes of the JSC meetings, but shall not have the right to approve the minutes for any JSC meeting held after Optimer’s issuance of a Withdrawal Notice; and (iv) Optimer shall provide Partner every three months with  a summary update regarding the matters set out in Sections 3.1(b) (v), (vi) and (vii).  For clarity, if Optimer withdraws and then resumes participation in the JSC, it shall not have any right to retroactively review or modify any decision made by the JSC during Optimer’s withdrawal period.

3.2              JSC Subcommittees.

(a)       Formation and Purpose. The JSC shall have ultimate responsibility to establish one or more subcommittees from time to time as and when it deems appropriate to oversee specific aspects of the Development, Regulatory Approval and manufacturing of Products, for example a Joint Development Subcommittee (“JDC”) and a Joint Manufacturing Subcommittee.  The JSC subcommittees shall operate by the procedures set forth in Section 3.1 (unless otherwise agreed by the JSC) and shall report directly into the JSC.

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(b)       Specific Responsibilities.  The specific responsibilities of each JSC subcommittee will be agreed by the JSC at the time that the relevant subcommittee is established and shall have such decision-making authority delegated to them as the JSC shall determine provided that no subcommittee will have authority to make any decisions:

(i)            which would change the responsibilities or decision-making power or procedures of the JSC;

(ii)           which change any agreed budget in any Development Plan;

(iii)         which would have or would be reasonably expected to have a material impact on a Product; or

(iv)          regarding any matter which either Party believes should only be dealt with by the JSC.

3.3          Expenses.  Each Party shall bear all its own costs, including expenses incurred by the members nominated by it in connection with their activities as members of the JSC and any subcommittees.

3.4          Alliance Managers.  Promptly after the Effective Date, each Party shall appoint an individual to act as the alliance manager for such Party (the “Alliance Manager”).  Each Alliance Manager shall be permitted to attend meetings of the JSC as non-voting participants.  The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder.  Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.  Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within and among the committees.

3.5          Scope of Governance.  Notwithstanding the creation of the JSC or any other committee or subcommittee, each Party shall retain the rights, powers and discretion granted to it hereunder, and neither the JSC nor any other committee or subcommittee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing.  Neither the JSC nor any other committee or subcommittee shall have the power to amend or modify this Agreement, and no decision of the JSC or any committee or subcommittee shall be in contravention of any terms and conditions of this Agreement.  It is understood and agreed that issues to be formally decided by the JSC are only those specific issues that are expressly provided in this Agreement to be decided by the JSC or the committee or subcommittee, as applicable. For clarification, in no event shall the JSC have any decision-making authority with respect to matters relating to Products outside the Territory.  It is understood between the Parties that under no circumstances are the activities to be performed by the JSC (or any subcommittee) intended or allowed to violate any Applicable Law (including but not limited to any competition and/or antitrust law).

3.6          Change of Control.  If a Change of Control Event occurs, the Parties will implement procedures with the purpose of protecting Confidential Information of each of the Parties and ensuring that Confidential Information shared through the JSC or JDC will be specific to Products in the Field (and not any other products) and will be used by the Receiving Party and its representatives on the JSC and JDC only as expressly permitted by this Agreement and, without limiting the foregoing, not for the purpose of research, development, manufacture or commercialization of any other products.  It is anticipated that such procedures will include establishment of firewalls within their respective organizations so that access to and use of Confidential Information of the Disclosing Party shared with the Receiving Party through the JSC or JDC is strictly limited to the Receiving Party’s representatives on the JSC and JDC and only such other employees, representatives, consultants and contractors of the Receiving Party and its Affiliates with a need to know such information for purposes of this Agreement, and access to such Confidential Information (including its storage in any computer or electronic information retrieval system) is not available to any other employees, representatives, consultants and contractors of the Receiving Party and its Affiliates. Each Party shall ensure that its representatives on the JSC and JDC and any other employees, representatives, consultants and contractors of such Party and its Affiliates to whom access to such Confidential Information of the other Party shared through the JSC or JDC after will be made aware of its confidential nature and the firewall procedures in place to protect such Confidential Information and shall be contractually bound to comply with them and such Receiving Party shall take such steps as may be reasonably desirable to enforce such obligations.  The Parties will work together to agree to and document such procedures within one hundred and twenty (120) days of the Effective Date.

ARTICLE 4

DEVELOPMENT AND REGULATORY ACTIVITIES

4.1          Development of Products.

(a)       Development Plan.  The Development of Products in the Field in the Territory shall be governed by a comprehensive development plan.  The initial version of a development plan for the Development of the Existing Product in the Field in the Territory will be prepared by Partner and delivered to Optimer within [...***...] after the requirements of the EMA in respect of the [...***...] and [...***...] have been finalized.  Further, the Parties may agree to collaborate in the [...***...] other than the Existing Product pursuant to Section 4.1(d) and/or [...***...] pursuant to Section 4.1(e), in the Field both inside and outside the Territory, in which case Optimer would prepare, subject to mutual agreement by the Parties, one or more additional comprehensive development plans describing the respective responsibilities of the Parties with respect to such activities.  The development plan for the Development of the Existing Product in the Field in the Territory and any other development plan for the Development of Products in the Field agreed to by the Parties shall be updated as frequently as needed to take into account completion, commencement or cessation of studies not contemplated by such development plan, but in any event at least annually, and any such development plan with respect to the applicable Product, as updated or amended, is referred to as the “Development Plan.”  Partner (in the case of any Development Plan for Development of a Product in the Territory only) or Optimer (in the case of any Development Plan for global

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Development of a Product) shall be responsible for updating the Development Plan and all material changes to the Development Plan shall be subject to approval by the JDC and ultimately the JSC.

(b)       Transition Plans for Existing Product.  Partner and Optimer shall perform all activities and make all decisions in connection with Development of Products in the Field in the Territory pursuant to the terms of this Agreement and the applicable Development Plan.  Optimer shall do all things, at its cost, reasonably requested by Partner to transfer Development responsibility for the Existing Product in the Field in the Territory to Partner.  Without limiting the generality of the foregoing, in order to transfer such Development responsibility to Partner, promptly after the Effective Date, the Parties will develop a joint transition plan (“Joint Transition Plan”) within sixty (60) days after the Effective Date (or such longer period as agreed by the Parties), [...***...]. The Joint Transition Plan will be discussed and, if reasonably practicable, finalized at the meeting between the Parties referred to in Section 4.16. The period after the execution of this Agreement that includes activities designed to effect the handover of responsibilities according to the Development Plan shall be considered the “Development Transition Period”.  The Parties shall use reasonable efforts to keep this period as short as possible.  Each Party shall bear its own costs associated with implementing the Joint Transition Plan.  During the Development Transition Period Optimer will perform all activities with respect to the Development of the Existing Product in accordance with the Joint Transition Plan or the Development Plan.

(c)       [...***...] for Existing Product.

(i)            [...***...] in the European Union.  MAA Approval for the Existing Product in the European Union requires the conduct of Development (including clinical trials) related to the [...***...].  As of the Effective Date, Optimer is conducting the [...***...] as described in the Development Plan.  Responsibility for such [...***...], including any ongoing trials, will be transferred to Partner in accordance with Section 4.1(b) above.  The Parties recognize that additional [...***...] of the Existing Product will be required, and any such additional [...***...], including clinical trials (but excluding the Development of any [...***...] of a Product) together with any other ongoing clinical trials relating to the [...***...] shall be conducted by Partner in accordance with the Development Plan.  Partner shall be solely responsible for planning and overseeing the performance of the [...***...] and liaising with the Regulatory Authorities, provided that Partner shall keep the JDC informed about all study activities and provided that Partner shall give reasonable consideration to any comments of the JDC. For the avoidance of doubt Partner will be the sponsor of (a) any existing [...***...] once responsibility for such clinical trials has been transferred to it in accordance with Section 4.1(b) above; and (b) any new [...***...] set out the Development Plan. Partner shall be responsible for all expenses relating to the [...***...], excluding any Development of [...***...] of Existing Product, which shall be addressed in Section 4.1(d) below.

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(ii)           Additional [...***...].  The Parties acknowledge that each of Optimer and Partner may be required by the applicable Regulatory Authorities outside the Territory and in the Territory, respectively, to conduct [...***...] (which, in the case of the Existing MAA, shall include [...***...]) (collectively, “[...***...]”).  Promptly following receipt by a Party of notice from the applicable Regulatory Authority of [...***...] required by such Regulatory Authority, such Party shall provide notice thereof to the other Party, and the Parties shall discuss in good faith through the JSC the possibility of collaborating in the performance of such [...***...] to the extent the [...***...] are relevant to obtaining MAA Approval of the Existing Product both in the Territory and outside the Territory or if it is otherwise reasonable to do so in light of the Development and regulatory goals of the Parties.  In the event the Parties elect to collaborate in the performance of [...***...], the Parties shall update the Development Plan for the Existing Product to incorporate such [...***...], shall perform such Development in accordance with the Development Plan, and shall each bear [...***...] of the total Development Expenses incurred by the Parties therefor.  If, following such good faith discussion by the JSC, the Parties elect not to collaborate in the performance of any particular [...***...], Partner shall be solely responsible for planning and performing any such [...***...] as required by any Regulatory Authority in the Territory, at Partner’s sole expense, and Optimer shall be solely responsible for planning and performing any such [...***...] as required by any Regulatory Authority outside the Territory, at Optimer’s sole expense. For the avoidance of doubt, neither Party shall be under any obligation to collaborate in the performance of any particular [...***...] with the other Party. With respect to any [...***...] performed by a Party pursuant to this Section, Partner shall be responsible for liaising with the Regulatory Authorities in the Territory with respect thereto and Optimer shall be responsible for liaising with the Regulatory Authorities outside the Territory with respect thereto; provided, that each Party shall keep the JDC informed about all [...***...] and shall give reasonable consideration to any comments of the JDC.

(d)           Development of [...***...].  If a Party wishes to Develop [...***...] other than the Existing Product (such as an [...***...]) or to Develop any [...***...] (including the Existing Product) for any indication other than CDI, then it shall propose such Development to the JSC.  The Parties, through the JSC, will determine whether (i) to collaborate in the [...***...], subject to agreement to a Development Plan for such [...***...] and agreement that each Party shall be responsible for [...***...] of all Development Expenses incurred by the Parties in the Development of such [...***...] in the Field, or (ii) to proceed with Development of such [...***...] in the Field separately in their respective territories. If the Parties do not agree to collaborate in the global Development of such [...***...], then (A) Optimer shall be free (itself or with any Affiliate or Third Party) to Develop such [...***...] at its own expense, but will conduct such Development activities only outside the Territory to the extent required to comply with Section 2.5(b), and (B) Partner shall be free (itself or with any Affiliate or Third Party) to Develop such [...***...] at its own expense, but will conduct such Development activities only in the Territory.  Partner shall not have the right to access or use any Data generated by or on behalf of Optimer with respect such [...***...], and

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Optimer shall not have the right to access or use any Data generated by or on behalf of Partner with respect such [...***...]; provided that the foregoing shall not prevent a Party from providing Data generated by or on behalf of the other Party to a Regulatory Authority to the extent required by Applicable Laws.  If a Party subsequently wishes to use any of the Data that has been generated by or on behalf of the other Party (the “Developing Party”) with respect to such [...***...] in its respective territory, then such other Party can only do so if it reimburses the Developing Party [...***...] of all Development Expenses incurred in relation to Development of such [...***...]. If Optimer is the Developing Party in respect of any modified Product other than an [...***...] of the Existing Product under this Section and if Partner reimburses Optimer [...***...] of all Optimer’s Development Expenses in respect of such modified Product, then Optimer shall supply Partner with such modified Product under the terms of the Supply Agreement. Optimer shall be solely responsible for Development Expenses it incurs in Developing [...***...] of the Existing Product and shall supply Partner with any such [...***...] of the Existing Product under the terms of the Supply Agreement without Partner having to reimburse Optimer for any expenses incurred in the Development of such [...***...].

(e)           Development of [...***...].

(i)            If Optimer wishes to Develop and commercialize any [...***...], Optimer shall provide notice thereof to Partner through the JSC, including a summary of the proposed Development of such [...***...].  Partner shall have the right, exercisable within [...***...]of such notice by written notice to Optimer, to include such [...***...] as a Product on the terms set forth in this Agreement, subject to (A) agreement by the Parties to a Development Plan for such [...***...] and to agreement that each Party shall be responsible for [...***...] of all Development Expenses incurred by the Parties in the Development of such [...***...] in the Field, and (B) reimbursement by Partner of [...***...] of the Development Expenses incurred by Optimer with respect to such [...***...] up to the date of such notice (for which Optimer shall provide reasonable supporting documentation). Effective upon exercise of such right in accordance with this Section 4.1(e)(i), such [...***...] shall thereafter be deemed a Product, and shall be subject to all terms applicable to Products as set forth herein, including the payment of royalties with respect to Net Sales of such [...***...] in accordance with Section 6.3; provided, however, that Partner shall not pay Optimer any additional upfront fees or regulatory and Launch milestone payments for [...***...] (but shall pay milestone payments as set forth in Section 6.2(a) if the first Product with respect to which the applicable milestone event described in Section 6.2(a) is achieved is such [...***...]).

(ii)           If Partner does not exercise the right within the specified period described in Section 4.1(e)(i), such [...***...] shall not be a Product under this Agreement, and Optimer may (itself or with any Affiliate or Third Party)  proceed with Development of the [...***...] at its own expense, but will conduct such Development activities outside the Territory to the extent required to comply with Section 2.5(b).  If Optimer completes a [...***...], Optimer shall present to Partner the results of such [...***...]

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[...***...], and a summary of the Development Expenses incurred by Optimer with respect to such [...***...] to date (with reasonable supporting documentation).  During a period of [...***...] from Partner’s receipt of such information and documentation from Optimer, Partner shall consider such documentation and Optimer shall promptly respond to any of Partner’s questions.  If Partner so desires, Partner may obtain scientific advice from the EMA regarding whether such [...***...] is capable of obtaining MAA Approval and if it does so it shall notify Optimer of the same.  Provided that Partner approaches the EMA for such scientific advice within [...***...] from Partner’s receipt of such information and documentation from Optimer, then such [...***...] period shall, if necessary, be extended until [...***...] after the EMA has provided its written advice, with a maximum extension of [...***...].  Partner shall have the right, exercisable within such [...***...] (or other appropriately extended) period by written notice to Optimer, to include such [...***...] as a Product on the terms set forth in this Agreement, subject to (A) agreement by the Parties to a Development Plan for further Development of such [...***...] and to agreement that each Party shall be responsible for [...***...] of all Development Expenses incurred by the Parties in such further Development of such [...***...] in the Field, and (B) reimbursement by Partner of [...***...] of the Development Expenses incurred by Optimer with respect to such [...***...] up to the date of such notice (for which Optimer shall provide reasonable supporting documentation). Effective upon exercise of such right in accordance with this Section 4.1(e)(ii), such [...***...] shall thereafter be deemed a Product, and shall be subject to all terms applicable to Product as set forth herein, including the payment of royalties with respect to Net Sales of such [...***...] in accordance with Section 6.3; provided, however, that Partner shall not pay Optimer any additional upfront fees or regulatory and Launch milestone payments for such [...***...] (but shall pay milestone payments as set forth in Section 6.2(a) if the first Product with respect to which the applicable milestone event described in Section 6.2(a) is achieved is such [...***...]).

(iii)         If Partner does not exercise the right within the specified period described in Section 4.1(e)(ii), such [...***...] shall not be a Product under this Agreement, and Optimer shall be free (itself or with any Affiliate or Third Party) to Develop the [...***...] at its own expense, but will conduct such Development activities outside the Territory to the extent required to comply with Section 2.5(b).  Optimer shall keep the JSC reasonably informed of its progress with respect to further Development of such [...***...].

(iv)          If, Partner has not exercised the right within the period specified in Section 4.1(e)(ii), but subsequently Partner desires to obtain a license to Develop and commercialize such [...***...] in the Field in the Territory, it shall provide written notice thereof to Optimer, and the Parties shall discuss in good faith for a period not to exceed [...***...] (unless otherwise agreed by the Parties) the financial and other terms pursuant to which Optimer would be willing to grant such license to Partner, taking into account how much Development, regulatory and/or commercialization progress has been made by Optimer with respect to such [...***...] (and which financial terms shall in no event be less favorable than those set forth herein for Products), which terms shall include the payment by Partner of [...***...] of all past and future Development Expenses incurred by the Parties in the Development of such [...***...] in the Field and the agreement that Partner shall be solely responsible for any Development Expenses incurred in Development of the [...***...] that is necessary

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solely for obtaining any Regulatory Approval in the Territory.  For clarification, in no event shall the Parties be obligated to enter into an agreement with respect to a license to such [...***...] pursuant to this Section 4.1(e)(iv).

(f)            Joint Development of [...***...].  If the Parties agree to collaborate in the [...***...] pursuant to Section 4.1(d) or an [...***...] pursuant Section 4.1(e), such Development shall be performed in accordance with the Development Plan for such Product, which shall be prepared by the Parties and submitted to the JSC for approval.  The JDC shall oversee the performance of such Development and shall allocate responsibility for the performance of the various tasks required in connection with such studies based upon which Party is better situated to perform such tasks, taking into account among other things, the estimated costs associated with having each Party perform such task. The aim of the Development Plan will be to generate clinical data which is intended for, and in the correct format for, submission to satisfy the requirements of both the EMA and the FDA (and any other Regulatory Authorities agreed by the Parties). Each Party shall be responsible for [...***...] of the Development Expenses incurred by the Parties in the Development of such Product in accordance with the Development Plan (including the budget for Development Expenses included therein), regardless of whether any activity is necessary to satisfy the requirements of the EMA or the FDA.  If the Parties agree to collaborate in the [...***...] then, unless both Parties agree, neither Party shall be able to terminate its involvement in such Development except at [...***...].

4.2          Post-Marketing Studies.  The Parties anticipate that it will be desirable to conduct certain post-marketing studies of the Products in the Field (including Phase 4 studies) in order to maximize the potential market for Products in or outside the Territory (“Post-Marketing Studies”).  The Parties shall discuss all proposed Post-Marketing Studies at the JSC.  In relation to the Territory, Partner shall prepare a protocol for any Post-Marketing Study and present it to the JSC for comment. Partner shall be responsible for planning and overseeing the performance of any such Post-Marketing Studies in the Territory, subject to the oversight of the JSC, and shall update the JSC on the progress of such studies.  Partner shall be responsible for the expenses of performing Post-Marketing Studies in the Territory. Optimer shall be responsible for planning and overseeing the performance of any Post-Marketing Studies outside the Territory and shall prepare a protocol for any such Post-Marketing Studies and present it to the JSC for comment. Optimer shall be responsible for planning and overseeing the performance of any such Post-Marketing Studies outside the Territory, subject to the oversight of the JSC, and shall update the JSC on the progress of such studies.  Optimer shall be responsible for the expenses of performing Post-Marketing Studies outside the Territory. Notwithstanding the foregoing, if, following the presentation by a Party to the JSC of the protocol for such a Post-Marketing Study, the other Party promptly provides written notice to the Party proposing to perform the Post-Marketing Study that it reasonably believes, as supported by documentation, that such proposed Post-Marketing Study  is reasonably likely to have a material adverse effect on such other Party’s Regulatory Approval for or commercialization of the applicable Product,  then such Post-Marketing Study may not be performed, unless the Parties agree in writing that such Post-Marketing Studies may proceed following good faith discussions by the Parties.

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4.3          Compliance with Laws.  Each Party or its permitted Third Party contractors shall perform its responsibilities under this Section 4 in accordance with all Applicable Laws, including, without limitation, cGLPs, cGCPs and cGMPs to the extent applicable.

4.4          Exchange of Data.  Optimer and Partner, respectively, shall provide to each other (a) all Data generated by or on behalf of either Party with respect to the Existing Product (including any Data generated by either Party in its performance of [...***...] or [...***...]), irrespective of whether responsibility for the Development Expenses incurred in connection therewith was shared by the Parties, (b) all Data generated by or on behalf of either Party with respect to other Products for which the Parties have each paid [...***...] of the Development Expenses, and (c) all other Data generated by or on behalf of either Party with respect to Products that is required to be provided to the applicable Regulatory Authority in accordance with Applicable Laws, in each case in a timely fashion and as promptly as possible upon request of each of Partner or Optimer for use by each of Partner and Optimer as permitted under this Agreement.  Each Party shall have the right to withhold Data Controlled by it for a reasonable period to allow it to file for Patent protection relating to such Data.

4.5          Use; Disclosure.

(a)       Partner.  Partner will only use and disclose Data Controlled by Optimer and provided pursuant to Section 4.4 to Affiliates and Third Parties as required to Develop, file for, obtain and maintain MAA Approval for, and commercialize Products in the Field in the Territory pursuant to the license granted in Section 2.1.  Partner may cross reference drug master files or other regulatory filings outside the Territory that contain such Data solely for commercialization of Products in the Field inside the Territory and Optimer gives Partner the right to so cross-reference, and Partner may use and disclose such Data to Affiliates and Third Parties in connection with Development activities, marketing activities, medical education activities, professional services activities and public relations activities; or for purposes of obtaining consultation services in the normal course of business (such as business consultants, advertising agencies, law firms, accounting firms, etc.) in each case solely to the extent necessary for Development, filing for, obtaining and maintaining MAA Approval and commercialization of Products in the Field in Territory; or as may otherwise be agreed in writing by Optimer and Partner.  Any disclosure of such Data shall be subject to Article 8.  During the Term, Partner may not use any such Data (or permit any Affiliate or Third Party to use Data) outside the Territory, or outside the Field or for any products other than the Products, except for the assessment and validation of the Data by Affiliates or Third Party consultants outside the Territory but solely for purposes of Developing, filing for, obtaining and maintaining MAA Approval or commercializing Products in the Field within the Territory.

(b)       Optimer.  Optimer will only use and disclose Data Controlled by Partner and provided pursuant to Section 4.4 to Affiliates and Third Parties as required to Develop, file for, obtain and maintain MAA Approval for, and commercialize Products in the Field outside the Territory pursuant to the license granted in Section 2.3.  Optimer may cross reference drug master files or other regulatory filings in the Territory that contain such Data solely for commercialization of Products in the Field outside the Territory and Partner gives Optimer the

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right to so cross-reference, and Optimer may use and disclose such Data to Affiliates and Third Parties in connection with Development activities, marketing activities, medical education activities, professional services activities and public relations activities; or for purposes of obtaining consultation services in the normal course of business (such as business consultants, advertising agencies, law firms, accounting firms, etc.) in each case solely to the extent necessary for Development, filing for, obtaining and maintaining MAA Approval and commercialization of Products in the Field outside Territory; or as may otherwise be agreed in writing by Optimer and Partner.  Any disclosure of such Data shall be subject to Article 8.  During the Term,  Optimer may not use any such Data (or permit any Affiliate or Third Party to use Data) inside the Territory (except as required to fulfill any Development obligations it may have under a Development Plan), or outside the Field or for any products other than the Products, except for the assessment and validation of the Data by Affiliates or Third Party consultants inside the Territory but solely for purposes of developing, filing for, obtaining and maintaining MAA Approval or commercializing Products in the Field outside the Territory.

(c)       Third Parties.

(i)            In all agreements after the Effective Date with Third Parties or Affiliates involving the development of Data, Partner and Optimer, respectively, shall require that such Third Parties and Affiliates provide the other Party access to all such Data, to the extent that such Data is required for preparation of MAAs and filing of MAAs with the applicable Regulatory Authorities in and outside the Territory in accordance with this Agreement.

(ii)           All MAAs and MAA Approvals and any other regulatory filings relating to Development of the Products in the Field in the Territory shall be owned by Partner or its nominated Affiliate.  All MAAs and MAA Approvals and any other regulatory filings relating to Development of the Products in the Field outside the Territory shall be owned by Optimer or its nominated Affiliate.

4.6          Information Regarding Development Activities.  Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved by or on behalf that Party in the performance of Development activities pursuant to this Agreement.  Each Party shall keep the JSC appropriately informed of the status of clinical, pre-clinical, non-clinical and post-approval studies and other activities with respect to Compounds and Products in the Field conducted by it pursuant to this Agreement.

4.7          Information Regarding Development Expenses. Each Party shall keep records of all of its Development Expenses that are to be shared equally by the Parties and make them available for inspection by the other Party in accordance with Article 7. Within forty-five (45) days after the end of each Calendar Quarter in which the Parties are Developing Products under Section 4.1(c), (d) or (e) for which the Parties are each responsible for [...***...] of the Development Expenses, each Party shall provide the other with records of all of such Development Expenses and each Party shall calculate any amount due to it from the other in

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respect of such Development Expenses incurred in the preceding Calendar Quarter.  The Party claiming a contribution to its Development Expenses shall submit an invoice to the other Party within twenty (20) Business Days after receipt of the other Party’s records relating to its Development Expenses and the other Party shall pay such invoice within thirty (30) days after its date in US dollars to the bank account specified by the receiving Party.  Any disagreement as to the amount or reimbursement of the Development Expenses under Section 4.1(c), (d) or (e), as applicable, shall be resolved in accordance with Article 7.

4.8          Regulatory Activities; Transfer of Regulatory Documents.

(a)   Conduct of Regulatory Activities in the Territory.  As at the Effective Date the Existing MAA is in the name of Optimer’s CRO, [...***...] (“CRO”) and under the terms of that certain [...***...] Agreement dated [...***...] between Optimer and CRO (the “CRO Agreement”) Optimer is the sponsor of the Existing MAA and has the power to direct the prosecution of the Existing MAA through CRO. Just prior to the Effective Date Optimer and CRO have received the 120 Day questions from the EMA in relation to the Existing MAA, to which Optimer has to respond (the “120 Day Responses”). The following terms shall apply to the ownership of Regulatory Filings, the provision of the 120 Day Responses, formal transfer of the Regulatory Filings other than the Existing MAA to Partner and the subsequent responsibility for preparing, filing, obtaining and maintaining Regulatory Approvals.

(b)   On the Effective Date all MAAs including the Existing MAA, Regulatory Approvals, CTAs, and any other regulatory filings, applications or licenses and related filings, filed or received for Products in the Field in the Territory (“Regulatory Filings”) shall be the property of Partner, and before the Regulatory Filings are transferred to Partner or its designated Affiliate pursuant to Section 4.8(d), Optimer shall hold the Regulatory Filings for the benefit of and at the direction of Partner.

(c)       From the Effective Date until the Transfer Date:

(i)            Optimer shall maintain in force the Regulatory Filings (at Partner’s reasonable cost and expense in relation to any out of pocket expenses incurred by Optimer), and shall not encumber, amend, cancel or surrender the Regulatory Filings.

(ii)           It shall be the responsibility of Optimer through the CRO to collate and provide the 120 Day Responses to the EMA. Prior to providing any 120 Day Response to the EMA, Optimer shall first have such 120 Day Response reviewed and approved by Partner or its designee. The Parties will work together to agree a process whereby as each 120 Day Response is finalized by Optimer it will pass it for review by Partner or its designee which will endeavor to provide comments, suggestions and ultimately approval within twenty-four (24) hours of receipt. Optimer shall not submit any 120 Day Response to the EMA without the approval of Partner, such approval to be provided in sufficient time to enable Optimer to reply to the EMA on a timely basis.

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(iii)         Subject to Section 4.8(c)(ii), Optimer shall not and shall procure that CRO shall not take any step in relation to any Regulatory Filing unless requested to do so by Partner or any applicable Regulatory Authority (any such request of a Regulatory Authority a “Regulatory Request”).  Before taking any such step pursuant to a Regulatory Request, Optimer shall act in accordance with any reasonable instruction given by Partner in relation to such Regulatory Request unless action is required to be taken urgently by the relevant Regulatory Authority, in which case Optimer shall inform Partner of such action as soon as possible thereafter.

(iv)          Optimer shall provide Partner with a copy of all material correspondence received from any Regulatory Authority in the Territory or provided to any Regulatory Authority in the Territory with respect to Products, including minutes of all material communications with Regulatory Authorities. Optimer shall not, and shall procure that any Third Parties acting on its behalf shall not, take any step in relation to any communications with any Regulatory Authority in the Territory with respect to Products in the Field without the prior approval of Partner, such approval to be provided in sufficient time to enable Optimer to reply to such Regulatory Authority on a timely basis.

(v)            Optimer shall provide Partner with reasonable advance notice of all material meetings, conferences, and discussions scheduled with Regulatory Authorities in any country in the Territory concerning any pending MAA or other regulatory matters relating to the Products promptly after it receives notice of the scheduling of such meeting, conference, or discussion.  Optimer shall not conduct any meetings, conferences, or discussions with Regulatory Authorities in any country in the Territory concerning any pending MAA or other regulatory matters relating to the Products in the Field without the prior approval of Partner, such approval to be provided in sufficient time to enable Optimer to comply with its regulatory obligations on a timely basis, and Partner shall be entitled to have reasonable representation present at all such meetings, conferences, or discussions and shall be able to participate in such meetings, conferences, or discussions as an observer (in each case only if permitted by the relevant Regulatory Authority).

(d)       Following submission of the 120 Day Responses, the Parties shall agree a date around the 150 day regulatory milestone but in any event before the 180 day regulatory milestone in respect of the Existing MAA, on which date (the “Transfer Date”) Partner will take responsibility for the Regulatory Filings and direct negotiations with the Regulatory Authorities, in particular the EMA. Optimer shall or shall procure that any of its Affiliates shall:

(i)            on or about the Transfer Date, assign the CRO Agreement to Partner in accordance with Section 4.9 free of charges, liens and encumbrances;

(ii)           on the Transfer Date, in respect of any Regulatory Filing other than the Existing MAA, where any such Regulatory Filing is held in the name of Optimer or an Optimer Affiliate, transfer the Regulatory Filing to Partner in accordance with this Agreement.  Such transfer will be made free of any charges, liens or encumbrances.  Partner shall be solely responsible (at its cost) for preparing and submitting all notices, applications, submissions, documents, correspondence or filings necessary to obtain a transfer to Partner of the  Regulatory Filings (including the payment of any fees payable in connection therewith) with reasonable assistance from Optimer which shall be provided at no cost to Partner.

(iii)         as soon as reasonably possible after the Transfer Date, sign any notices, applications, submissions, reports and other instruments, documents, correspondence or filings reasonably requested by Partner or its designated Affiliate (any of these a “Document”) that are necessary for (A) the transfer to Partner or its designated Affiliate of the Regulatory Filing or (B) maintaining, renewing or varying the Regulatory Filings in the period from the Effective Date until the transfer of the Regulatory Filings;

(iv)          as soon as reasonably possible after the Transfer Date, provide notice of its consent to the transfer of Regulatory Filings to Partner or its designated Affiliate if required by any applicable Regulatory Authority after the Effective Date;

(v)            as soon as reasonably possible after the Transfer Date, where permitted and reasonably practicable, conduct all communications with the EMA or any other Regulatory Approval relating to the transfer of the Regulatory Filings at the direction of Partner; and

(vi)          as soon as reasonably possible after the Transfer Date, provide such reasonable assistance as Partner (or its designated Affiliate) may reasonably request, at no cost to Partner (or its designated Affiliate), that is necessary to facilitate the transfer of the Regulatory Filings other than the Existing MAA to Partner (or its designated Affiliate).

(e)       Following the effective transfer of the CRO Agreement and Regulatory Filings other than the Existing MAA, Partner shall be solely responsible for formulating regulatory strategy and for preparing, filing, obtaining and maintaining Regulatory Approvals, including all regulatory authorizations, for Products in the Field in the Territory.  Partner shall be the holder of all Regulatory Approvals for Products in the Field in the Territory and shall have responsibility for interactions with Regulatory Authorities with respect to Products in the Field in the Territory.  Partner agrees to consult with Optimer through the JSC regarding, and, through the JSC, keep Optimer regularly and fully informed of, the preparation, Regulatory Authority review and approval of submissions and communications with Regulatory Authorities with respect to Products in the Field in the Territory.  In addition, Partner shall through the JSC promptly provide Optimer with copies of all material documents, information and correspondence received from a Regulatory Authority and, upon reasonable request, with copies of any other documents, reports and communications from or to any Regulatory Authority relating to Compounds, Products and/or activities under this Agreement.  Partner shall bear all costs and expenses incurred in connection with regulatory activities with respect to Products in the Field in the Territory pursuant to this Agreement.

4.9          Optimer shall assign the CRO Agreement and the [...***...] to Partner in accordance with this Section.

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(a)           As neither the CRO Agreement nor the [...***...] can be transferred to Partner except by an assignment made with CRO’s and [...***...] consent, respectively, or by a novation agreement:

(i)            this Agreement does not constitute an assignment or an attempted assignment of the CRO Agreement or the [...***...];

(ii)           after Effective Date Optimer shall make all reasonable efforts to obtain CRO’s consent and [...***...] consent to the assignment, or achieve the novation, of the CRO Agreement and the [...***...], respectively;

(iii)         until the consent is obtained or novation is achieved, Optimer shall, at Partner’ sole cost and risk, do each act and thing reasonably requested of it by Partner to enable performance of the CRO Agreement and the [...***...] and to provide for Partner the benefits of the CRO Agreement and the [...***...];

(iv)          until the consent is obtained or novation is achieved, Optimer shall hold the benefit of the CRO Agreement and the [...***...] solely for the benefit of Partner; and

(v)            if CRO refuses to consent to the assignment, or achieve the novation, of the CRO Agreement then Optimer shall terminate the CRO Agreement and assign the Existing MAA directly to Partner.

(b)           Following such assignment, Optimer shall indemnify Partner in full in respect of any loss, damage, claim, cost or expense arising out of Optimer’s or its Affiliates’ performance (including any breach) of the obligations under the CRO Agreement and the [...***...] before the date of assignment except to the extent such performance was requested by Partner pursuant to Section 4.9(a) together with all sums payable to [...***...] and CRO under the [...***...] and the CRO Agreement, respectively, before the date of assignment.  After the date of assignment Partner shall perform all obligations of Optimer under the CRO Agreement and the [...***...] in accordance with its respective terms.

4.10        Trade Name.   [...***...].  Prior to the Effective Date, Optimer has submitted to the EMA [...***...] for the Existing Product.  After MAA sponsorship is transferred to the Partner in accordance with Section 4.9, the Partner shall be responsible for all communications with the EMA regarding the proposed trade names for Existing Product and for otherwise choosing the trade name(s) for use in connection with the Existing Product in the Territory, and applying to register the trade name(s) with the Regulatory Authorities within the Territory. After the Effective Date, and before sponsorship of the MAA is transferred, all correspondence submitted to the EMA related to the invented trade name by Optimer will be reviewed and approved by the Partner prior to submission.

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4.11        Conduct of Regulatory Activities outside the Territory.  Optimer agrees to consult with Partner regarding, and keep Partner regularly and fully informed of, the preparation, Regulatory Authority review and approval of submissions and communications with Regulatory Authorities with respect to Products in the Field outside the Territory.  In addition, Optimer shall promptly provide Partner with copies of all material documents, information and correspondence received from a Regulatory Authority and, upon reasonable request, with copies of any other documents, reports and communications from or to any Regulatory Authority relating to Compounds or Products outside the Territory.

4.12        Adverse Event Reporting.  As between the Parties, (i) until the effective transfer of the Regulatory Filings pursuant to Section 4.8(d), Optimer shall be responsible for the timely reporting of all relevant adverse drug reactions/experiences, Product quality, Product complaints and safety data relating to Compounds and Products to the appropriate Regulatory Authorities in the Territory; (ii) following the effective transfer of the Regulatory Filings pursuant to Section 4.8(d), Partner shall be responsible for the timely reporting of all relevant adverse drug reactions/experiences, Product quality, Product complaints and safety data relating to Compounds and Products to the appropriate Regulatory Authorities in the Territory; all in accordance with the Applicable Laws of the relevant countries and Regulatory Authorities in the Territory.  Optimer shall be responsible for the timely reporting of all relevant adverse drug reactions/experiences, Product quality, Product complaints and safety data relating to Compounds and Products to the appropriate Regulatory Authorities outside the Territory.

4.13        Global Safety Database; Pharmacovigilance.  Optimer shall maintain the global safety database with respect to Compounds and Products under development. Each Party shall cooperate, and shall cause its Affiliates, licensees and Sublicensees to cooperate, in implementing and adhering to a pharmacovigilance mutual alert process with respect to Products to comply with Applicable Laws and that shall be set forth in a Safety Data Exchange Agreement, which will be agreed to by the Parties prior to the Launch of a Product.

4.14        Diligence.  Save in respect of the Development of any [...***...] carried out solely by Partner at Partner’s sole expense, Partner shall use Commercially Reasonable Efforts to Develop Products in the Field and in the Territory, including conducting and completing the studies and activities assigned to it in the Development Plan in accordance with the timelines specified therein, and to prepare, file for, obtain and maintain Regulatory Approvals for Products in the Field in the Territory. Without limiting the foregoing, in respect of [...***...] and [...***...] jointly Developed by the Parties, each Party shall use Commercially Reasonable Efforts to Develop such Products, including conducting and completing the studies and activities assigned to it in the Development Plan in accordance with the timelines specified therein.

4.15        Use of Subcontractors.  Each Party may perform some of its development activities under this Agreement through one or more subcontractors, provided that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such subcontracting, and (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information which are substantially the same as those undertaken by the Parties pursuant to Article 8.  In the event a Party performs any of its development

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activities hereunder through a subcontractor, then such Party will at all times be fully responsible for the performance and payment of such subcontractor.

4.16        Transfer of Know-How.  Promptly following the Effective Date, Optimer will make available to Partner, at no additional cost or expense to Partner, the Licensed Know-How that exists as of the Effective Date together with assistance to enable Partner to understand and use such Licensed Know How. The Parties shall meet face to face within thirty (30) days of the Effective Date to transfer Licensed Know-How relating to the Existing Product from Optimer to Partner and to finalize the Joint Transition Plan. Members of each Party’s regulatory, Development and CMC teams shall attend the meeting. During the Term, Optimer shall provide to Partner, at no additional cost or expense to Partner, any Licensed Know-How that has not previously been provided hereunder promptly upon such Licensed Know-How being obtained or generated by Optimer.

4.17        Materials Transfer.  In order to facilitate the development activities contemplated by this Agreement, either Party may provide to the other Party certain biological materials or chemical compounds Controlled by the supplying Party (collectively, “Materials”) for use by the other Party in furtherance of such development activities.  Except as otherwise provided for under this Agreement, all such Materials delivered to the other Party will remain the sole property of the supplying Party, will be used only in furtherance of the Development activities conducted in accordance with this Agreement, will not be used or delivered to or for the benefit of any Third Party, except for subcontractors pursuant to Section 4.15, without the prior written consent of the supplying Party, and will be used in compliance with all Applicable Laws.  The Materials must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known.  Except as expressly set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

ARTICLE 5

COMMERCIALIZATION; SUPPLY

5.1          Commercialization of Products.

(a)           Partner Responsibilities.  Partner shall have the exclusive right, to the exclusion of Optimer and its Affiliates, to commercialize Products in the Field in the Territory, at its sole cost and expense, subject to the terms and conditions of this Agreement.  Without limiting the foregoing, Partner will have the exclusive right and responsibility, to the exclusion of Optimer and its Affiliates, in the Field in the Territory for the following:

(i)            designing the commercialization and marketing strategy and tactics for Products;

(ii)           choosing and registering the trade names for the Products;

(iii)         undertaking all promotional activities for Products;

(iv)          establishing pricing and reimbursement for Products;

(v)            payer contracting for Products;

(vi)          receiving, accepting and filling orders for Products from customers;

(vii)         warehousing and distributing Products to customers;

(viii)        controlling invoicing, order processing and collection of accounts receivable for sales of Products; and

(ix)          recording sales of Products in the Territory in its books of account for sales.

Partner shall provide updates regularly to the JSC relating to commercialization activities for the Products in the Field in the Territory.

(b)           Commercialization Plan.  Partner shall be responsible for the creation and implementation of an annual, regional plan and budget for the commercialization of Products in the Field in the Territory, which will include any further development and marketing studies of Products in the Field in the Territory (the “Commercialization Plan”).  Partner shall prepare and submit to Optimer the initial Commercialization Plan no later than [...***...] after the Effective Date for review and discussion through the JSC and thereafter shall submit a Launch Commercialization Plan at least [...***...] before the first anticipated Launch in any country in the Territory which plan shall set out the activities surrounding the Launch of the Existing Product in the Territory. Subsequent updated Commercialization Plans shall be submitted by Partner to Optimer on an annual basis on the anniversary of the date of the initial Launch Commercialization Plan for review and discussion through the JSC.  Partner shall regularly consult with and provide updates to Optimer regarding the commercialization strategy and the commercialization of Products in the Field in the Territory.  Partner shall consider in good faith Optimer’s input regarding such commercialization strategy and the Commercialization Plan; provided, however, that Partner shall have final decision-making authority with respect to commercialization of Products in the Field in the Territory , including the right to set the terms of sales and book all sales of Products in the Field in the Territory.

(c)       Diligence.  During the Term, Partner shall use Commercially Reasonable Efforts to market, promote and commercialize Products in the Field in the Territory in accordance with the Commercialization Plan and the terms of this Agreement.  Without limiting the foregoing, Partner shall:

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(i)       Launch in [...***...] of the [...***...] within [...***...] in that country in accordance with the marketing, medical affairs and sales force activities described for such countries in the Launch Commercialization Plan; and

(ii)     achieve [...***...] in the Territory, [...***...], beginning with the [...***...] following First Commercial Sale of a Product in the Territory.

The achievement of Partner’s diligence obligations under Sections 5.1(c) (i) and (ii) shall be taken into account in determining whether Partner has used Commercially Reasonable Efforts to market, promote and commercialize Products in the Field in the Territory in accordance with the Commercialization Plan and the terms of this Agreement.

(d)       Partner’s Diligence Failure. This Section 5.1(d) shall not limit any other remedies in damages that Optimer may have under this Agreement or Applicable Law.

(i)       In the event that Optimer determines that Partner has failed to achieve the diligence obligations set forth in Section 5.1(c)(i), Optimer shall provide written notice thereof to Partner, and the Parties shall promptly discuss in good-faith for a period not to exceed thirty (30) days (or such longer period as may be agreed by the Parties) following the date of such notice.  Such notice shall specify in reasonable detail the facts and circumstances constituting Optimer’s reasons for reaching such a determination.  Following such thirty (30)day period (or such longer period as may be agreed by the Parties), unless otherwise agreed by the Parties, if Partner (a) has not cured such failure, or (b) in the event that such failure is not capable of being cured in thirty (30) days, is not using best efforts to cure such failure, Optimer shall have the right, exercisable in its sole discretion and effective upon written notice thereof by Optimer to Partner, to (A) convert the license and sublicense granted to Partner in Section 2.1 to a non-exclusive license and sublicense in the Field in the Territory (and upon delivery of such notice such license and sublicense shall automatically be deemed non-exclusive without any further action or amendment by the Parties), and, without limiting the foregoing, Optimer shall have the right to develop, use, sell, offer for sale, and import Products in the Field in the Territory (either itself or through a licensee or otherwise), or (B) terminate this Agreement pursuant to Section 12.2(b).  For the avoidance of doubt Partner shall always retain the right to resort to the dispute resolution procedure in Section 13 to challenge Optimer’s determination that Partner has failed to achieve the diligence obligations set forth in Section 5.1(c)(i).

(ii)     In the event that Optimer determines that Partner has failed to achieve the diligence obligations set forth in Section 5.1(c)(ii) for a particular [...***...], Optimer shall provide written notice thereof to Partner, and the Parties shall promptly discuss in good-faith for a period not to exceed thirty (30) days (or such longer period as may be agreed by the Parties) following the date of such notice.  Such notice shall specify in reasonable detail the facts and circumstances constituting Optimer’s reasons for reaching such

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a determination.  Not earlier than fourteen (14) days after the end of such thirty (30) day period (or such longer period as may be agreed by the Parties), unless otherwise agreed by the Parties, Optimer shall have the right, exercisable in its sole discretion and effective upon written notice thereof by Optimer to Partner, to (A) convert the license and sublicense granted to Partner in Section 2.1 to a non-exclusive license and sublicense in the Field in the Territory (and upon delivery of such notice such license and sublicense shall automatically be deemed non-exclusive without any further action or amendment by the Parties), and, without limiting the foregoing, Optimer shall have the right to develop, use, sell, offer for sale, and import Products in the Field in the Territory (either itself or through a licensee or otherwise), or (B) terminate this Agreement pursuant to Section 12.2(b); provided, that such rights are not exercisable by Optimer if within the said fourteen (14) day period Partner has paid Optimer an amount equal to [...***...]. This right of Partner to pay [...***...] unless a failure to achieve the [...***...]. For the avoidance of doubt Partner shall always retain the right to resort to the dispute resolution procedure in Section 13 to challenge Optimer’s determination that Partner has failed to achieve the diligence obligations set forth in Section 5.1(c)(ii).

(e)       Any failure of Partner to achieve the diligence obligations set forth in Section 5.1 shall not be considered a breach of this Agreement to the extent such failure was caused by (a) Optimer’s failure to meet timeframes hereunder or inability or failure to supply the Products in accordance with the terms of the Supply Agreement or any Data, or  (b) a Third Party owner of any Dominating Patent Rights refusing to grant a license to Partner on commercially reasonable terms.

5.2          Supply.  The Parties acknowledge and agree that Optimer shall retain all rights to make and have made Compound and Products in the Territory.  Optimer shall supply Products to Partner and its Sublicensees for all development and commercialization of Products in the Field in the Territory in accordance with the supply agreement of even date herewith between Optimer and Partner (the “Supply Agreement”).

ARTICLE 6

PAYMENTS

6.1          Upfront Fee.  Partner shall make a one-time, non-refundable, non-creditable payment to Optimer of €50,000,000 (fifty million Euros) within thirty (30) days after the Effective Date.

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6.2          Milestone Payments.

(a)       [...***...] Milestones.  Within thirty (30) days following the first occurrence of each of the milestone events set forth below, Partner shall pay to Optimer the corresponding payment set forth below in cash (whether such milestone is achieved by Partner or any of its Sublicensees):

Milestone Event	Milestone Payment
[...***...]	€	[...***...]
[...***...]	€	[...***...]

(b)       [...***...] Milestones.  Within thirty (30) days following the [...***...], Partner shall pay to Optimer the corresponding payment set forth below in cash:

Milestone Event	Milestone Payment
[...***...]	€	[...***...]
[...***...]	€	[...***...]
[...***...]	€	[...***...]
[...***...]	€	[...***...]

For clarity, if [...***...] satisfies more than one milestone event set forth above, then payment shall be made for each such milestone event that is satisfied.  For example, if, [...***...], then Partner shall pay to Optimer [...***...].

*** Confidential Treatment Requested

(c)       One-Time, Non-Refundable, Non-Creditable Payments.  The payments set forth above in this Section 6.2 shall be payable only once for each milestone event, upon the first occurrence of such milestone event, regardless of the number of times each event occurs, and shall not be refundable or creditable against any other payments by Partner to Optimer.

6.3          Royalty Payments.

(a)       Royalty Rate. Subject to the terms and conditions of this Agreement, Partner shall pay to Optimer royalties as set forth below on aggregate annual Net Sales of Products in the Territory:

Aggregate Annual Net Sales in the Territory	Royalty Rate
[...***...]	[...***...]% [...***...]
[...***...]	[...***...]% [...***...]

By illustration but not in limitation, where [...***...], the royalties shall be calculated as follows:  [...***...].  Depending upon the actual facts and circumstances, this total may be subject to further adjustment under Section 6.3(d). The principles of the above calculation are also to be applied when the royalty rates are reduced pursuant to Section 6.3(e)(ii), save that the [...***...] royalty rates are to be replaced with [...***...] royalty rates, respectively.

(b)       Existing Third Party Payment Obligations.  Optimer shall be responsible for any payments to any other Third Parties for Patents or Information licensed or acquired by Optimer prior to the Effective Date, which are included in the Licensed Technology including, without limitation, any payments to PAR under the PAR Agreement.  In the event the rights to the Licensed OPT-80 Data (as defined in the PAR Agreement) cease to be licensed to Optimer by Par under the Par Agreement for any reason and Partner obtains a license with respect to such OPT-80 Data directly from PAR pursuant to that certain agreement

*** Confidential Treatment Requested

by and among PAR, Partner and Optimer dated as of the Effective Date and attached hereto as Exhibit C (the “PAR Tripartite Agreement”), then Partner may deduct from the applicable payments owed to Optimer hereunder the amount actually paid by Partner to PAR under the PAR Tripartite Agreement for such license with respect to such OPT-80 Data up to the amount that Optimer would have been obligated to pay to PAR under the PAR Agreement with respect to such payment.

(c)       Third Party Intellectual Property Rights.  Subject to Section 6.3(d), Partner shall be responsible for payment of any and all fees, milestones, royalties or other payments owed to any Third Party for any Patents, Information or other intellectual property rights licensed or acquired after the Effective Date, which are necessary or useful to use, sell, offer for sale or import any Product in the Field in the Territory.

(d)       Royalty Stacking.  On a Product-by-Product and country-by-country basis, in the event Partner or its Affiliates is required to pay to a Third Party royalties or amounts payable in lieu of royalties (including without limitation any lump sum payments) in order to obtain a license under Dominating Patent Rights covering a Product, Partner may [...***...] of the amounts actually paid to such Third Party in consideration for such license under Dominating Patent Rights from any royalty payments owing to Optimer under this Agreement, provided that in no event shall the royalties due to Optimer in any Calendar Quarter with respect to such Product be so reduced to [...***...] of the amount that would otherwise be due to Optimer under Section 6.3(a) (the “Floor”). If the [...***...] then Partner [...***...].  As used herein, “Dominating Patent Rights” shall mean issued Patents of Third Parties, including without limitation issued Patents of Third Parties which form the basis of infringement actions under Section 9.6, without a license to which the use, marketing, sale, offer for sale, packaging, promotion, import, export or other commercialization of the applicable Product in the relevant country of the Territory would infringe such Third Party Patent.

(e)       Term.  Subject to Sections 6.3(f) and 6.3(g), royalty payments pursuant to Section 6.3(a) shall be payable upon a Product-by-Product and country-by-country basis from the First Commercial Sale of a Product in a given country in the Territory until the last day of the first Calendar Quarter during which a Generic Product is sold in such country and sales of the Generic Product are greater than twenty-five percent (25%) of total quarterly sales by volume of all sales of such Product (including such Generic Product) in such country in such Calendar Quarter (“Generic Entry”) (the “ Term”).

(f)        In respect of any Product, if in any country on the date that is the later to occur of: (i) the expiration of the last-to-expire Valid Claim within the Licensed Patents or Joint Patents that claims such Product or Compound contained therein or a method of manufacture or use of such Product or Compound, and (ii) [...***...] years from First Commercial Sale of such Product in a such country, Generic Entry has not occurred, then the royalty rates

*** Confidential Treatment Requested

payable under Section 6.3(a) shall be [...***...] until Generic Entry occurs in such country, following which no further royalties will be payable in such country in respect of such Product.

(g)       If following Generic Entry in a country and the consequent termination of Partner’s obligation to make royalty payments in such country, all sales of Generic Products in such country cease as a result of patent infringement proceedings in respect of the Licensed Patents or Joint Patents brought by either Party in accordance with Section 9.5, then royalty payments in accordance with Section 6.3(a) or Section 6.3(f) (as appropriate) shall become payable until any subsequent Generic Entry. Such revival of royalty payments shall only be effective once in any country in the Territory.

ARTICLE 7

PAYMENTS, BOOKS AND RECORDS

7.1          Reports and Royalty Payment.  During the Term, within thirty (30) days after the end of each Calendar Quarter, Partner shall deliver to Optimer a report setting forth (on a country-by-country basis and in the aggregate) the gross sales of Products and Net Sales in the relevant Calendar Quarter, any exchange rate conversion in accordance with Section 7.3, and a calculation of the payments due under Section 6.3, including the applicable royalty rate applied in calculating such payments (a “Royalty Report”).  Following receipt of any Royalty Report Optimer shall raise an invoice for the amount stated by Partner to be payable to Optimer in such Royalty Report. Payment shall be due from Partner within thirty (30) days of its receipt of such an invoice.

7.2          Payment Method.  All amounts specified to be payable under this Agreement are in United States Dollars and shall be paid in United States Dollars.  All payments under this Agreement shall be made by bank wire transfer in immediately available funds to a U.S. account designated in writing by Optimer or by other mutually acceptable means.  Payments hereunder will be considered to be made as of the day on which they are received by Optimer’s designated bank.

7.3          Exchange Rate Conversion.  When conversion of payments from any currency other than United States Dollars is required, such conversion shall be at an exchange rate equal to the previous month end’s exchange rate which is downloaded from Reuters set on the last working day of the previous month for the currency of the country where such Net Sales occurred.

7.4          Taxes.  Optimer will pay any and all taxes levied on account of any payments made to it under this Agreement.  If any taxes are required to be withheld by Partner from any payment made to Optimer under this Agreement, Partner will (a) deduct such taxes from the payment made to Optimer, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Optimer and certify its receipt by the taxing authority within thirty (30) days following such payment.

*** Confidential Treatment Requested

7.5          Records.  Partner shall keep, and require its Sublicensees to keep, complete, fair and true books of accounts and records for the purpose of determining the amounts payable to Optimer pursuant to this Agreement.  Such books and records shall be kept for such period of time required by law, but no less than at least three (3) years following the end of the Calendar Quarter to which they pertain.  Such records shall be subject to inspection in accordance with Section 7.6.

7.6          Audits.  Upon not less than sixty (60) days’ prior written notice, Partner shall permit an independent, certified public accountant selected by Optimer and/or PAR (to the extent of its audit right with respect to payments of “Net Revenues” (as defined in the Par Agreement)  due to it as provided under Section 2.4 of the PAR Agreement) and reasonably acceptable to Partner, which acceptance will not be unreasonably withheld or delayed, to audit or inspect those books or records of Partner and its Sublicensees that relate to Net Sales and Royalty Reports for the sole purpose of verifying the:  (a) payments due hereunder in respect of Net Sales; (b) withholding taxes, if any, required by Applicable Law to be withheld by Partner; and (c) exchange rates used in determining the amount of United States Dollars.  Such accountant will disclose to Optimer and/or PAR only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement (in the case of PAR, limited to such payments paid or otherwise payable to PAR based on payments made to Optimer under this Agreement).  Such accountant will send a copy of the report to Partner at the same time it is sent to Optimer and/or PAR.  As a condition to such inspection, the independent public accountant selected shall execute a written agreement, reasonably satisfactory in form and substance to Partner, to maintain in confidence all information obtained during the course of any such examination except for disclosure as necessary for the above purpose and all reasonable documents will be delivered to the accountant under these confidential terms. Additionally no accountant may be employed on a contingency basis. Such inspections may be made no more than once each Calendar Year and during normal business hours, with reasonable efforts to minimize disruption of Partner’s normal business activities.  Such records for any particular Calendar Quarter shall be subject to no more than one (1) inspection.  Inspections conducted under this Section 7.6 shall be at the expense of Optimer or PAR, as applicable, unless a variation or error producing an underpayment in amounts payable exceeding ten percent (10%) of the amount paid for a period covered by the inspection is established, in which case all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by Partner.

7.7          Audit Disagreement. If there is a dispute between the Parties related to GAAP compliance following any audit performed pursuant to Sections 4.7 or 7.6, either Party may refer the issue (an “Audit Disagreement”) to an independent certified public accountant for resolution.  In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures

(a)       The Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section.

(b)       Within thirty (30) days of the giving such notice, the Parties shall jointly select a recognized international accounting firm to act as an independent expert to resolve such Audit Disagreement.

(c)       The Audit Disagreement submitted for resolution shall be described by the Parties to the independent expert, which description may be in written or oral form, within ten (10) days of the selection of such independent expert.

(d)       The independent expert shall render a decision on the matter as soon as practicable.

(e)       The decision of the independent expert shall be final and binding and shall not be subject to Article 13 hereof, unless such Audit Disagreement involves alleged fraud, breach of this Agreement or construction or interpretation of any of the terms and conditions hereof.

(f)        All fees and expenses of the independent expert, including any Third Party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by the Party against whom such expert rules.

7.8          Late Payments.  In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at a rate per annum equal to one percent (1%) above the U.S. Prime Rate (as set forth in the Wall Street Journal, Eastern U.S. Edition) for the date on which payment was due, calculated daily on the basis of a 365-day year, or similar reputable data source; provided that, in no event shall such rate exceed the maximum legal annual interest rate.  The payment of such interest shall not limit the Party entitled to receive such payment from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE 8

CONFIDENTIALITY

8.1          Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information and materials furnished to it by the other Party (the “Disclosing Party”) pursuant to this Agreement or the Confidentiality Agreement, in any form (written, oral, photographic, electronic, magnetic, or otherwise), including, but not limited to, all information concerning any Compound and/or Product and any other technical or business information of whatever nature (collectively, “Confidential Information”).  For purposes of clarification, all Licensed Technology shall be Confidential Information of Optimer and all Partner Technology shall be Confidential Information of Partner.  Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement.  Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information.  Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

8.2          Exceptions.  Notwithstanding Section 8.1 above, the obligations of confidentiality and non-use shall not apply to information that the Receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates, generally known or available; (b) is known by the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality to the Disclosing Party, at the time of receiving such information; (c) is hereafter furnished to the Receiving Party or any of its Affiliates by a Third Party, which Third Party did not receive such information directly or indirectly from the Disclosing Party under an obligation of confidence; (d) is independently discovered or developed by the Receiving Party or any of its Affiliates without the use of Confidential Information belonging to the Disclosing Party; or (e) is the subject of a written permission to disclose provided by the Disclosing Party.

8.3          Permitted Disclosures.  Notwithstanding the provisions of Section 8.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)       filing or prosecuting Patents as permitted by this Agreement;

(b)       prosecuting or defending litigation as permitted by this Agreement;

(c)       complying with applicable court orders or governmental regulations;

(d)       disclosure to PAR under terms of confidentiality to the extent necessary to fulfill obligations under the PAR Agreement;

(e)       disclosure to Affiliates (in the case of Optimer), Sublicensees and potential Sublicensees (in the case of Partner), contractors, employees and consultants who need to know such information for the development, manufacture and commercialization of Products in accordance with this Agreement, on the condition that any such Third Parties agree to be bound by confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement; and

(f)        disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.3(b) or (c), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

8.4          Confidentiality of this Agreement and its Terms.  Except as otherwise provided in this Article 8, each Party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 8.5 as permitted under Section 8.3.

8.5          Public Announcements.

(a)       As soon as practicable following the date hereof, the Parties shall each issue a mutually agreed to press release announcing the existence of this Agreement.  Except as required by Applicable Law (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 8.5 and which do not reveal non-public information about the other Party.  In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(b)       The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.  Other than such obligation, neither Party (or its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC or any stock exchange or other governmental agency.

8.6          Publication of the Product Information.  At least thirty (30) days prior to publishing, publicly presenting, and/or submitting for written or oral publication a manuscript,

abstract or the like that includes Information relating to any Compound or Product that has not been previously published, each Party shall provide to the other Party’s Alliance Manager a draft copy thereof for its  review (unless such Party is required by law to publish such Information sooner, in which case such Party shall provide such draft copy to the other Party’s Alliance Manager as much in advance of such publication as possible).  The publishing Party shall consider in good faith any comments provided by the other Party during such thirty (30) day period.  In addition, the publishing Party shall, at the other Party’s reasonable request, remove therefrom any Confidential Information of such other Party, except each Party shall have the right to publicly disclose any information, including Confidential Information, pertaining to safety or efficacy of the Product that such Party believes in good faith it is obligated by Applicable Law or appropriate to conform to applicable regulatory requirements to disclose; provided that it shall delay publication for a period not to exceed two (2) months in order to allow the other Party to file for patent protection as permitted by this Agreement in relation to its Data and Confidential Information.  The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

8.7          Prior Non-Disclosure Agreements.  As of the Effective Date, the terms of this Article 8 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including without limitation the Confidentiality Agreement.  Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.

8.8          Equitable Relief.  Given the nature of the Confidential Information and the competitive damage that would result to a party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 8.  In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 8.

ARTICLE 9

PATENT PROSECUTION AND ENFORCEMENT

9.1          Ownership of Licensed Technology. Optimer has, and shall retain all right, title and interest in and to, the Licensed Patents and Licensed Know-How.

9.2          Ownership of Inventions. Each Party shall solely own, and, except as otherwise provided herein, that Party alone shall have the right to apply for, Patents claiming any Inventions made solely by that Party or its Affiliate or their respective employees or independent contractors in the course of performing work pursuant to this Agreement.  Inventions made jointly by employees or independent contractors of Optimer and Partner or their respective Affiliates (“Joint Inventions”) shall be owned jointly by Optimer and Partner.  Each Party shall be free (without requiring the consent of, or accounting for any sums to the other Party) to exploit and to grant licenses or other rights under Joint Inventions and Joint Patents except to the extent that such Joint Inventions or Joint Patents are exclusively licensed to the other Party pursuant to this Agreement.

9.3          Disclosure of Inventions.  Each Party shall promptly disclose to the JSC all Inventions arising under this Agreement prior to the filing of any patent application claiming such Invention.

9.4          Patent Prosecution and Maintenance.

(a)       Licensed Patents.  Optimer shall have the first right, but not the obligation, to control and manage the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Licensed Patents in the Territory by counsel of its own choice.  Optimer shall bear all costs and expenses incurred by Optimer in connection with the preparation, filing, prosecution and maintenance by Optimer of the Licensed Patents in [...***...] (the “[...***...]”).  In the event Partner wishes Optimer to prepare, file, prosecute or maintain a particular Licensed Patent in any country in the Territory other than the [...***...] (the “Additional Countries”), it shall provide written notice thereof to Optimer, and Partner shall be solely responsible for all reasonable costs and expenses incurred by Optimer in connection with the preparation, filing, prosecution and maintenance of the Licensed Patents in the Additional Countries.  Partner shall reimburse Optimer for such reasonable costs and expenses incurred by Optimer in connection with the preparation, filing, prosecution and maintenance of the Licensed Patents in the Additional Countries within forty five (45) days from the date of invoice for such costs and expenses by Optimer.  Optimer shall keep Partner reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Licensed Patents in the Territory including the countries in the Territory in which it intends to file, maintain or abandon a given Patent.  Optimer will notify the Partner of all warning letters, conflict proceedings, reexaminations, reissuance, oppositions, revocation proceedings or any other material challenge relating to a

*** Confidential Treatment Requested

given Licensed Patent in the Territory. Optimer will consult with, and consider in good faith the requests and suggestions of, Partner with respect to strategies for filing and prosecuting Licensed Patents in the Territory.  Optimer shall keep Partner regularly updated as to the progress of prosecution of and all other proceedings relating to the filing, maintenance and any challenge to the Licensed Patents in the Territory. Optimer shall provide reasonable prior written notice to Partner before taking any material step in relation to the prosecution or maintenance of or any other proceedings relating to the Licensed Patents in the Territory and shall allow Partner to make comments and recommendations in relation thereto, which Optimer shall reasonably consider in good faith.  If Partner reasonably believes that a representation or omission  made or proposed to be made by Optimer or its patent counsel is liable to mislead a patent office then the Parties will discuss the issue. If Optimer is not willing to change its view then to the extent necessary to comply with anti-trust law, Partner shall be entitled to contact such patent office directly in respect of such representation or omission.  In the event that Optimer desires to abandon or cease prosecution or maintenance of any Licensed Patent in the Territory, or not defend proceedings in relation to any Licensed Patent in the Territory, Optimer shall provide reasonable prior written notice to Partner of such intention to abandon, cease prosecution or maintenance or not defend proceedings (which notice shall, to the extent possible, be given no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to any such Licensed Patent in the relevant patent office or proceeding).  In such case, at Partner’s sole discretion, upon written notice to Optimer from Partner, Partner may elect to continue prosecution and/or maintenance of any such Licensed Patent in the Territory, at its sole cost and expense and by counsel of its own choice and such Licensed Patent shall not be included in the definition of Valid Claim.

(b)       Joint Patents. Optimer shall have the first right, but not the obligation, to control and manage the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Patents that claim Joint Inventions (herein referred to as “Joint Patents”).  The determination of the countries in which to file Joint Patents shall be made by Optimer and Optimer shall have the right to direct and control all material actions relating to the prosecution or maintenance of Joint Patents, subject to Partner’s ability to comment on such filings and Optimer’s reasonable consideration of such comments. If Partner reasonably believes that a representation or omission made or proposed to be made by Optimer or its patent counsel is liable to mislead a patent office then the Parties will discuss the issue. If Optimer is not willing to change its view then to the extent necessary to comply with anti-trust law, Partner shall be entitled to contact such patent office directly in respect of such representation or omission All out of pocket costs of filing, prosecuting and maintaining Joint Patents shall be shared 50/50, unless otherwise agreed or unless Partner provides notice to Optimer that it does not wish to share such costs in relation to any particular Joint Patent in which case (a) Partner shall have no liability for such costs in relation to such Joint Patent, (b) Partner shall not be able to exploit itself or through any third party or license or assign its share in such Joint Patent and (c) Optimer may elect to continue prosecution and/or maintenance of such Joint Patent at its sole cost and expense.  In the event that Optimer desires not to file a Joint Patent in any particular country or to abandon or cease prosecution or maintenance of any Joint Patent, or not defend proceedings in relation to any Joint Patent, Optimer shall provide reasonable prior written notice to Partner of such intention not to file or to abandon or cease prosecution or maintenance or not defend proceedings (which notice shall, to the extent possible, be given no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to any such Joint Patent in the relevant patent office or proceeding).  In such case, at Partner’s sole discretion, upon written notice to Optimer from Partner, Partner may elect to file and/or continue prosecution and/or maintenance of any such Joint Patent, at its sole cost and expense and by counsel of its own choice and (a) such Joint Patent shall not be included in the definition of Valid Claim (b) Optimer shall not be able to exploit itself or through any Third Party or license or assign its share in such Joint Patent.

(c)       Partner Patents.  Partner shall have the first right, but not the obligation, to control and manage the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Partner Patents, at Partner’s sole cost and expense and by counsel of its own choice.  Partner shall keep Optimer reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Partner Patents. In the event that Partner desires to abandon or cease prosecution or maintenance of any Partner Patent, or not defend proceedings in relation to any Partner Patent, outside the Territory (and, if Optimer has obtained an exclusive license under such Partner Patent in the Territory under Section 12.3, in the Territory) Partner shall provide reasonable prior written notice to Optimer of such intention to abandon or cease prosecution or maintenance of or not defend proceedings (which notice shall, to the extent possible, be given no later than thirty (30) days prior to the next deadline for any action that must be taken with respect to any such Partner Patent in the relevant patent office or proceeding).  In such case, at Optimer’s sole discretion, upon written notice to Partner from Optimer, Optimer may elect to continue prosecution and/or maintenance of any such Partner Patent outside the Territory (and, if Optimer has obtained an exclusive license under such Partner Patent in the Territory under Section 12.3, in the Territory), at its sole cost and expense and by counsel of its own choice.

9.5          Infringement by Third Parties.

(a)       Notice.  In the event that either Optimer or Partner becomes aware of any infringement or threatened infringement by a Third Party of any Licensed Patents or Partner Patents, it will notify the other Party in writing to that effect.  Any such notice shall include evidence to support an allegation of infringement or threatened infringement by such Third Party.

(b)       Licensed Patents and Joint Patents.  Partner shall have the first right to bring and control any action or proceeding with respect to alleged or threatened infringement of any Licensed Patent or Joint Patent in the Territory, at Partner’s sole cost and expense and by counsel of its own choice.  Partner shall reasonably cooperate with Optimer in strategizing with respect to, and preparing and presenting, any such action.  Optimer shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If Partner fails to bring any such action within (i) ninety (90) days following the notice of alleged infringement, or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such action, whichever comes first, then Optimer shall have the right to bring and control any such action, at Optimer’s sole cost and expense and by counsel of its own choice.  Partner shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c)       Partner Patents.  Partner shall have the first right to bring and control any action or proceeding with respect to alleged or threatened infringement of any Partner Patent, at Partner’s sole cost and expense and by counsel of its own choice.  Partner shall reasonably cooperate with Optimer in strategizing with respect to, and preparing and presenting, any such action.  Optimer shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If Partner fails to bring any such action outside the Territory (or, if Optimer has obtained an exclusive license under such Partner Patent in the Territory under Section 12.3, in the Territory) within (i) ninety (90) days following the notice of alleged infringement, or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such action, whichever comes first, then Optimer shall have the right to bring and control any such action outside the Territory (and, if Optimer has obtained an exclusive license under such Partner Patent in the Territory under Section 12.3, in the Territory), at Optimer’s sole cost and expense and by counsel of its own choice.  Partner shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(d)       Cooperation; Award.  In the event a Party brings an infringement action in accordance with this Section 9.5, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party.  Neither Party shall enter into any settlement or compromise of any action under this Section 9.5 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld.  Except as otherwise agreed to in writing by the Parties, any recovery realized as a result of such action shall be used first to reimburse the documented out-of-pocket legal expenses of the Parties relating to such action, and any remainder shall be retained by the Party that brought and controlled such action for purposes of this Agreement, except that any such remainder retained by Partner shall be treated as Net Sales for purposes of this Agreement.

9.6          Infringement of Third Party Rights.  Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party.  Optimer shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Optimer’s activities, at Optimer’s sole cost and expense and by counsel of its own choice, and Partner shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Partner shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Partner’s activities, at Partner’s sole cost and expense and by counsel of its own choice, and Optimer shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Neither Party shall enter into any settlement or compromise of any action under this Section 9.6 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld.

9.7          Patent Term Restoration.  At the request of the Party owning any Patents subject to this Agreement, the Parties hereto will cooperate with each other in obtaining patent term restoration, extensions and/or any other extensions of such Patents as available under Applicable Laws.

9.8          Trademarks.  Partner shall own and be responsible for all trademarks, trade names (including the trade names referred to in Section 4.10), branding, or logos related to Products in the Field in the Territory, and will be responsible for selecting, registering, defending, and maintaining the same at Partner’s sole cost and expense.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS; LIMITATION OF LIABILITY

10.1        Mutual Representations, Warranties and Covenants.  Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a)       Duly Organized.  Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement.

(b)       Due Authorization; Binding Agreement.  The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action.  This Agreement is a legal and valid obligation binding on such Party and enforceable in accordance with its terms and does not: (i) to such Party’s knowledge and belief, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound.

(c)       Consents.  Such Party has obtained, or is not required to obtain, the consent, approval, order or authorization of any Third Party, or has completed, or is not required to complete any registration, qualification, designation, declaration, or filing with, any Regulatory Authority or governmental authority, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement.

(d)       No Conflicting Grant of Rights.  Such Party has the right to grant the licenses contemplated under this Agreement and has not, and will not during the Term, grant any right to any Third Party which would conflict with the rights granted to the other Party hereunder.

(e)       Employee/Contractor Agreements.  All of such Party’s employees or contractors acting on its behalf pursuant to this Agreement are and will be obligated under a binding written agreement to assign to such party or its designee all Inventions and to comply with obligations of confidentiality and non-use consistent with those set forth in Article 8.

(f)        Debarment.           Such Party is not debarred under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws in the Territory and it does not, and will not during the Term, employ or use the services of any person or entity who is debarred, in connection with the development, manufacture or commercialization of the Products.  In the event that either Party becomes aware of the debarment or threatened debarment of any person or entity providing services to such Party, including the Party itself and its Affiliates or Sublicensees, which directly or indirectly relate to activities under this Agreement, the other Party shall be immediately notified in writing.

10.2        Representations and Warranties of Optimer.  Optimer represents and warrants to Partner that, as of the Effective Date (save in respect of the representations and warranties in Sections 10.2(h) and (k) which are given for the Term):

Intellectual Property

(a)           the rights or licenses granted to Partner under this Agreement are not subject to any right, license or interest by the U.S. Federal Government or any US state government (including any divisions thereof) due to funding obtained with respect to Products or clinical trials carried out in government-owned hospitals;

(b)           to the actual knowledge of Optimer’s [...***...] (“Optimer’s Actual Knowledge”), no Third Party is infringing or is threatening to infringe or make unauthorized use of the any of the Licensed Technology;

(c)           to Optimer’s Actual Knowledge, there are no threatened or pending actions, suits, claims, interference proceedings or governmental investigations in any court, arbitration, patent office, administrative or other tribunal which are concerned with a challenge to the validity or ownership of any of  the Compounds or the Licensed Technology by or against Optimer or any Optimer Current Affiliates and neither Optimer nor any Optimer Current Affiliate has received written notice of the same;

(d)           Neither Optimer nor any Optimer Current Affiliate has received written notice of any pending or threatened claims or actions claiming that the manufacture, sale or use of the Products would infringe the intellectual property rights of any Third Party and to Optimer’s Actual Knowledge no action, suit or claim has been initiated or threatened against Optimer, or against PAR, with respect to the Licensed Technology or Optimer’s right to enter into and perform its obligations under this Agreement;

(e)           the details of the Licensed Patents that are set out in EXHIBIT A are correct. Without derogation from the generality of the foregoing, the granted Patents are subsisting and all applications for Patents indicated in EXHIBIT A as pending are pending.  The

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legal and beneficial owner or applicant for registration of each of the Patents specified in EXHIBIT A is correctly stated;

(f)            the Licensed Technology is the only intellectual property Controlled by Optimer or any Optimer Current Affiliates and used in relation to the Existing Product in the Territory;

(g)           to Optimer’s Actual Knowledge, all actions required to be taken before the Effective Date to prosecute and maintain the Licensed Patents set out in EXHIBIT A (including payment of all applicable fees due and payable before such date) have been taken;

(h)           Optimer shall not grant any lien or security interest in favor of a Third Party in respect of the Licensed Technology or any revenue payable by Partner to Optimer pursuant to this Agreement unless such lien or security interest is subordinate and subject to the rights granted to Partner under the Licensed Technology as set forth in this Agreement or would not otherwise be reasonably expected to adversely affect such rights;

Licenses

(i)            Optimer has provided Partner a true and complete copy of the PAR Agreement, the PAR Agreement is in full force and effect in accordance with its terms as of the Effective Date and is binding on the parties thereto, the execution and delivery of this Agreement by Optimer and the performance by Optimer of its obligations under this Agreement in accordance with its terms do not and will not conflict with, or constitute a default under the PAR Agreement and to Optimer’s Actual Knowledge neither PAR nor Optimer is in material breach of any of its obligations under the PAR Agreement;

(j)            The PAR Collaboration Agreement has terminated in all respects and the assignment in Section 2.6(g)(i) of the PAR Agreement has taken effect and the license in Section 2.6(g)(ii) of the PAR Agreement has been granted;

(k)           Optimer (i) is not in breach of and shall not breach its obligations under the PAR Agreement or take any other actions, in each case which would result in the termination of such agreement  and shall promptly inform Partner in the event that it receives written notice from PAR purporting to unilaterally terminate the PAR Agreement and (ii) shall not amend the PAR Agreement in a manner that would be to the detriment of the rights and obligations of Partner under this Agreement without Partner’s prior written consent;

(l)            This Agreement is consistent with the PAR Agreement in all material respects;

Regulatory

(m)          EMA MAA Number EMEA/H/C/002087 is the only MAA held by Optimer or its Affiliates in relation to the marketing and sale of the Products in the Territory;

(n)           Partner has been granted access to true and complete copies of all of Optimer’s and the Optimer Current Affiliates’ Regulatory Filings;

(o)           all clinical trials for the Existing Product conducted by or on behalf of Optimer and the Optimer Current Affiliates’ and included in Optimer’s Regulatory Filings with the EMA have been carried out in all material respects in accordance with all Applicable Laws and cGCP to the extent required to satisfy the requirements of the EMA;

(p)           it Controls or has a right of reference with respect to the Data used to support EMA MAA Number EMEA/H/C/002087;

(q)           it has disclosed to Partner all clinical data generated by or on behalf of Optimer relating to SAEs relating to Products, such SAEs being set out in the clinical study reports for the Existing Product.

(r)           Neither Optimer nor any Optimer Current Affiliate has knowingly withheld from any Regulatory Authority any material information in the possession of Optimer or its Affiliates related to the safety, toxicity, quality or efficacy of the Existing Product (i) that has been requested by a Regulatory Authority, or (ii) that it reasonably considers to be material for the EMA’s evaluation of the safety, toxicity, quality and/or efficacy of the Existing Product;

(s)           to Optimer’s Actual Knowledge, neither Optimer nor its Affiliates or any of its or their officers, agents or employees (during the course of their duties) in relation to researching, and developing the Existing Product has done or omitted to do anything which is a material contravention of any Applicable Law;

(t)            there has been no failure to obtain and valid consents from data subjects involved in any clinical trials of the Existing Product;

(u)           EMA MAA  Number EMEA/H/C/002087 is applied for upon the submission by Optimer of a full dossier presented in accordance with Article 8.3 of EC Directive 2001/83 and does not refer to any other marketing approval;

(v)            If granted, EMA MAA  Number EMEA/H/C/002087 will have the benefit of 10 years RDP Exclusivity;

(w)           the application for EMA MAA Number EMEA/H/C/002087 includes the results of all clinical trials that have been started (i.e., in which patients have been enrolled) by or on behalf of Optimer and the Optimer Current Affiliates relating to the Existing Product whether discontinued or completed except for the clinical trials identified to Partner as [...***...];

(x)           there are no ongoing clinical studies anywhere in the world relating to the Compound;

General

(y)           neither Optimer nor any Optimer Affiliate is engaged in any litigation, opposition or arbitration proceedings affecting or relating to the Products anywhere in the world (including but not limited to claims relating to product liability) as plaintiff or defendant and

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there are no such proceedings pending or threatened by, or against Optimer or any Optimer Affiliate and there are no material facts which Optimer believes are likely to result in a material judgment against Optimer or any Optimer Affiliate relating to the Products;

(z)           Optimer has not knowingly withheld from Partner any material CMC Information in the possession of Optimer or the Optimer Current Affiliates regarding the Existing Product (i) that has been requested by Partner, or (ii) that it reasonably considers to be material to Partner’s evaluation of the quality of the Existing Product.  As used herein, “CMC Information” means information of the type required to appear in Module 3 of EMA MAA No. EMEA/H/C/002087;

(aa)         Optimer has not knowingly withheld from Partner any material information in the possession of Optimer or the Optimer Current Affiliates related to the market and sales potential of the Existing Product (i) that has been requested by Partner, or (ii) that it reasonably considers to be material to Partner’s evaluation of the market and sales potential of the Existing Product in the Territory;

(bb)         Optimer and the Optimer Current Affiliates have no employees in the Territory;

(cc)         other than with respect to Iran and Syria, no US export control license is required in order (i) for Optimer to enter into this Agreement, (ii) for Optimer to transfer Licensed Know-How and Data to Partner, (iii) to Optimer’s Actual Knowledge, for Partner to purchase any Existing Products, or (iv) to Optimer’s Actual Knowledge, in order to enable Partner to exercise its rights under this Agreement;

(dd)         except as otherwise set forth in Section 10.2(cc), no approval from U.S. federal government or any U.S. state government (including any agency or division thereof) or to Optimer’s Actual Knowledge under any Applicable Law, is required (i) in order to enter into this Agreement, (ii) transfer Licensed Know-How and Data to Partner, (iii)for Existing Products to be manufactured for commercial distribution of such Products either inside or outside the US or (iv) in order to enable Partner to exercise its rights under this Agreement;

(ee)         except with respect to potential [...***...] and [...***...] other than Existing Product, there are (i) no Competitive Products under development or being commercialized that are Controlled by or on behalf of Optimer or its Affiliates and (ii) no products are under development by or on behalf of Optimer or its Affiliates that are aimed to result in a pharmaceutical product for the treatment of CDI;

(ff)           all material information referred to in Sections 10.2(q), (r), (z) and (aa) has been made available to Partner at least twenty one (21) days prior to the Effective Date; and

(gg)         Optimer and the Optimer Current Affiliates control all material Information used by or on behalf of Optimer and the Optimer Current Affiliates in relation to the Existing Product.

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10.3        Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR ANY OTHER AGREEMENT CONTEMPLATED HEREUNDER, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF THE PRODUCTS.

10.4        Limitation of Liability.  EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 8, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided however, that this Section 10.4 shall not be construed to limit either Party’s indemnification obligations under Article 11.  For clarification, payments under Article 6 shall not be considered special, incidental, consequential or punitive damages.

ARTICLE 11

INDEMNIFICATION

11.1        Indemnification of Optimer.  Partner shall indemnify and hold harmless each of Optimer and its Affiliates and their respective directors, officers, shareholders, employees, agents, servants, successors and assigns of any of the foregoing (the “Optimer Indemnitees”), from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) incurred by any Optimer Indemnitee resulting from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) arising from, or occurring as a result of:  (a) the Development by Partner alone at its own expense, use, handling, storage, import, offer for sale, sale or other disposition of Products in the Territory by Partner or its Affiliates or Sublicensees; (b) gross negligence or willful misconduct in connection with Partner’s performance of its obligations or exercise of its rights under this Agreement; or (c) any material breach of any representations, warranties or covenants by Partner set out in Section 10 of this Agreement; except to the extent such Third Party Claims fall within the scope of the indemnification obligations of Optimer set forth in Section 11.2 or arise out of the material breach by Optimer of any of the terms of the Supply Agreement.

11.2        Indemnification of Partner.  Optimer shall indemnify and hold harmless each of Partner and its Affiliates and the directors, officers and employees of such entities, and the successors and assigns of any of the foregoing (the “Partner Indemnitees”), from and against any and all Losses incurred by any Partner Indemnitee resulting from any Third Party Claims arising from, or occurring as a result of: (a)  the Development, manufacture, use, handling, storage, sale or other disposition of Products outside the Territory by Optimer or its Affiliates or licensees or inside the Territory by Optimer or its Affiliates or licensees following the termination of this Agreement or any part of the Territory becoming non-exclusive in accordance with Section 5.1(d); (b) gross negligence or willful misconduct in connection with Optimer’s performance of its obligations or exercise of its rights under this Agreement; or (c) any material breach of any representations, warranties or covenants by Optimer set out in Section 10 of this Agreement, except to the extent such Third Party Claims fall within the scope of the indemnification obligations of Partner set forth in Section 11.1 or arise out of the material breach by Partner of any of the terms of the Supply Agreement.

11.3        Procedure.  A party that intends to claim indemnification under this Article 11 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof.  The indemnity arrangement in this Article 11 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 11 if and to the extent the Indemnitor is actually prejudiced thereby.  The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

11.4        Insurance.  Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with industry standards during the Term and shall name the other Party as an additional insured with respect to such insurance.  Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

ARTICLE 12

TERM AND TERMINATION

12.1        Term.  This Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Article 12, shall continue in full force and effect on a country-by-country and Product-by-Product basis until the end of the Term.

12.2        Early Termination.

(a)       Mutual Agreement.  The Parties may terminate this Agreement in its entirety before the end of the Term by mutual written agreement of the Parties.

(b)       Material Breach.  A Party shall have the right to terminate this Agreement in its entirety before the end of the Term upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within ninety (90) days (thirty (30) days with respect to any payment breach) after notice from the terminating Party requesting cure of the breach.  Any such termination shall become effective at the end of such ninety (90) day (thirty (30) day with respect to any payment breach) period unless the breaching Party has cured any such breach or default prior to the end of such period.

(c)       Bankruptcy.  A Party shall have the right to terminate this Agreement in its entirety before the end of the Term upon written notice to the other Party upon the bankruptcy, dissolution or winding up of such other Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of such other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such other Party’s property that is not discharged within ninety (90) days.

(d)       Other Optimer Termination Right.  Optimer shall have the right to terminate this Agreement in its entirety before the end of the Term immediately upon written notice to Partner if Partner or any of its Affiliates or Sublicensees, directly or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Licensed Patent.

(e)       Other Partner Termination Right.  Partner shall have the right to terminate this Agreement as a whole, or on a country-by-country basis and a Product-by-Product basis, before the end of the Term for any reason or for no reason at any time upon at least one hundred eighty (180) days’ prior written notice to Optimer.

12.3    Rights on Expiration and Termination.

(a)       Termination of Rights and Obligations.  Upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except as provided in Sections 12.3, 12.4 and 12.5.

(b)       Disbanding of the Committees.  Expiration or termination of this Agreement for any reason shall result in the immediate disbanding and termination of all committees.

(c)       Rights on Expiration.  Upon the expiration, but not an earlier termination, of this Agreement with respect to a particular country in relation to a particular Product, Partner will have a fully paid-up, non-exclusive license, which includes the right to sublicense, under the Licensed Technology and Optimer’s share in Joint Patents to Develop, use, promote, market, sell, offer for sale, import, export and otherwise commercialize such Product within the Field in such country.  For clarity, Partner shall retain ownership of all MAA Approvals on expiration of this Agreement.

(d)       Rights on Termination of License With Respect to a Product, Except for Termination for Cause by Partner under Section 12.2(b) or (c).  Upon any termination of this Agreement under Section 12.2 in respect of a particular Product (but not the whole Agreement), except termination of this Agreement by Partner pursuant to Section 12.2(b) or (c):

(i)            Development Transition.  The Parties shall work together in good faith to adopt, and Optimer shall have the final decision-making power with respect to, a plan to wind-down any Development activities with respect to the terminated Product in the Territory in an orderly fashion or, at Optimer’s election, promptly transition such Development activities to Optimer or its designee, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of such Product and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws.  Partner shall perform or cause to be performed its outstanding non-cancellable obligations with respect to Development of such terminated Product that existed or accrued prior to the notice date of termination; provided, however, that in no case shall Partner be obligated to pursue such activities for a period exceeding [...***...] after the date of notice of such termination.

(ii)           Commercialization Transition.  Partner and its Sublicensees shall continue, to the extent that Partner and its Sublicensees continue to have an inventory of such Product, to fulfill orders received from customers for such Product in the Territory until up to [...***...] after the later of (A) the date upon which Optimer notifies Partner in writing that Optimer has secured an alternative distributor or licensee for the Product and (B) Partner has initiated transition of the MAAs and Regulatory Approvals for the Product in the Territory to such distributor or licensee, but in no event for more for than [...***...] after the date of notice of termination.  For any items of such Product sold by Partner or its Sublicensees after the effective date of termination, Partner shall continue to make payments to Optimer in accordance with Article 6.  Notwithstanding the foregoing, Partner and its Sublicensees shall cease such activities upon [...***...]days’ written notice given by Optimer at any time after the effective date of a termination requesting that such activities cease.  Within [...***...] days after Optimer has given notice to Partner requesting the cessation of activities pursuant to the provision of this Section 12.3(d)(ii), Partner shall notify Optimer of an estimate of the quantity of such Product and shelf life remaining in Partner’s inventory and Optimer shall have the right to purchase any such quantities of such Product from Partner at a price mutually agreed by the Parties.  To the extent Optimer does not purchase such quantities, Partner may sell such quantities during the [...***...] days after the effective date of such termination within the shelf life remaining for such Product.

(iii)         Assignment of Filings and Marketing Approvals.  At Optimer’s option, which shall be exercised by written notice to Partner, to the extent permitted under Applicable Law, Partner shall assign or cause to be assigned to Optimer or its designee (or to the extent not so assignable, Partner shall take all reasonable actions to make available to Optimer or its designee the benefits of) all regulatory filings and registrations (including MAAs and Regulatory Approvals) for the terminated Product in the Territory, including any such regulatory filings and registrations made or owned by its Affiliates and/or Sublicensees.  Optimer shall notify Partner before the effective date of termination whether the regulatory filings and registrations should be assigned to Optimer or its designee, and if the latter, identify the designee, and provide Partner with all necessary details to enable Partner to effect the assignment (or availability).  If Optimer fail to provide such notification prior to the effective date of termination, Partner shall assign the regulatory filings and registrations to Optimer.

(iv)          Transition.  Partner shall use Commercially Reasonable Efforts to cooperate with Optimer and/or its designee to effect a smooth and orderly transition in the

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Development, sale and marketing, promotion and commercialization of the terminated Product in the Territory during the notice and the wind-down periods referenced in this Section 12.3(d).  Without limiting the foregoing, Partner shall use Commercially Reasonable Efforts to conduct, in an expeditious manner, any activities to be conducted under this Section 12.3(d).  Optimer shall use Commercially Reasonable Efforts to identify and finalize an agreement or other arrangement with a Third Party in relation to the Product and/or, to the extent Optimer is able to take over such activities under Applicable Law, take over, directly or through an Affiliate, all activities related to such Product, and in particular development activities on-going at the time of the effective date of the termination and the transfer of the regulatory filings and registrations (including MAAs and Regulatory Approvals) into the name of Optimer or Optimer’s designee so that the wind-down period shall be as limited as possible.

(v)            Rights Become Non-Exclusive.  Notwithstanding any other provision of this Agreement, following the effective date of termination and during the wind-down periods referenced in this Section 12.3(d), the license granted to Partner with respect to the terminated Product in the Field in the Territory shall be non-exclusive and limited to the activities expressly contemplated by this Section 12.3(d), and, without limiting the foregoing, Optimer shall have the right to engage one or more other distributors and/or licensees of the Product in the Field in the Territory.

(vi)          License Grant.  Partner shall, and it hereby does, grant to Optimer, effective upon such termination, (x) an exclusive (even as to Partner), worldwide, irrevocable license, with the right to sublicense through multiple tiers of sublicense, under the Partner Technology and Partner’s share in the Joint Patents, to Develop, make, have made, use, sell, offer for sale, and import the terminated Product and (y) an exclusive, worldwide,  irrevocable license, with the right to sublicense through multiple tiers of sublicense, to use and display trademarks owned by Partner or its Affiliates solely related to the terminated Product in connection with the manufacture, use, offer for sale, sale, and import of such terminated Product subject in each case to compliance by Optimer with the surviving provisions of this Agreement.  Such licenses shall be royalty bearing at the rate of [...***...] percent of net sales of all such terminated Products, provided that such terminated Products are either (A) the Existing Product or (B) [...***...] to which Partner has participated in their Development, and shall be granted on the terms of Sections 1.73, 1.99, 1.107, 2.2, 6.3(d) and 6.3(e) and Article 7 of this Agreement whereby the name “Optimer” is replaced by the name “Partner” and the name “Partner” by the name “Optimer” and whereby, in Section 6.3(e), the reference to Valid Claim shall be to a Valid Claim of Partner Patents or Joint Patents. Optimer shall be obliged to use the trademarks owned by Partner or its Affiliates solely related to the terminated Product in relation to all  manufacture, use, offer for sale, sale, and importation such terminated Product.

(vii)         Sublicensees; Third Party Agreements.    At the written request of Optimer, Partner will assign any Third Party agreements exclusively related to the terminated Product, to the furthest extent possible, provided that such assignment is permitted under the Product-specific supply Agreement or is accepted by the Third Party.  In the event such assignment is not requested by Optimer or is not accepted by such Third Party, then the rights of such Third Party with respect to such terminated Product shall terminate upon termination of Partner’s rights.  Partner shall ensure that Sublicensees and such Third Parties (if its contract is

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not assigned to Optimer pursuant to this Section 12.3(d)(vii)) shall transition any remaining terminated Product back to Optimer in the manner set forth in this Section 12.3(d) as if such Affiliate or Third Party were named herein.  Partner shall include provisions requiring compliance with these provisions in the agreements with Sublicensees and Third Parties.

(e)       Rights on Termination of License With Respect to a Country in the Territory, Except for Termination for Cause by Partner under Section 12.2(b) or (c). Upon any termination of this Agreement under Section 12.2 in respect of a particular country (but not the whole Agreement), except termination of this Agreement by Partner pursuant to Section 12.2(b) or (c):

(i)            Development Transition.  The Parties shall work together in good faith to adopt, and Optimer shall have the final decision-making power with respect to, a plan to wind-down any Development activities with respect to Products in the terminated country in an orderly fashion or, at Optimer’s election, promptly transition such Development activities to Optimer or its designee, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of Products in that country and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws in that country.  Partner shall perform or cause to be performed its outstanding non-cancellable obligations with respect to Development of any Compounds and Products that existed or accrued in that country prior to the notice date of termination; provided, however, that in no case shall Partner be obligated to pursue such activities for a period exceeding [...***...] after the date of notice of such termination.

(ii)           Commercialization Transition.  Partner and its Sublicensees shall continue, to the extent that Partner and its Sublicensees continue to have an inventory of Products in the terminated country, to fulfill orders received from customers for Products in the terminated country until up to [...***...] after the later of (A) the date upon which Optimer notifies Partner in writing that Optimer has secured an alternative distributor or licensee for the Products in that country and (B) Partner has initiated transition of the MAAs and Regulatory Approvals for the Products in that country to such distributor or licensee, but in no event for more for than [...***...] after the date of notice of termination.  For the Products sold by Partner or its Sublicensees in the terminated country after the effective date of termination, Partner shall continue to make payments to Optimer in accordance with Article 6.  Notwithstanding the foregoing, Partner and its Sublicensees shall cease such activities upon [...***...] days’ written notice given by Optimer at any time after the effective date of a termination requesting that such activities cease.  Within [...***...] days after Optimer has given notice to Partner requesting the cessation of activities in that country pursuant to the provision of this Section 12.3(e)(ii), Partner shall notify Optimer of an estimate of the quantity of Products labeled such that they can only be sold in that terminated country and shelf life remaining in Partner’s inventory and Optimer shall have the right to purchase any such quantities of such Products from Partner at a price mutually agreed by  the Parties.    To the extent Optimer does not purchase such quantities, Partner may sell such quantities in such country during the [...***...] days after

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the effective date of such termination within the shelf life remaining for such Products or relabel them for sale elsewhere in the Territory.

(iii)         Assignment of Filings and Marketing Approvals.  At Optimer’s option, which shall be exercised by written notice to Partner, to the extent permitted under Applicable Law in that terminated country, Partner shall assign or cause to be assigned to Optimer or its designee (or to the extent not so assignable, Partner shall take all reasonable actions to make available to Optimer or its designee the benefits of) all regulatory filings and registrations (including MAAs and Regulatory Approvals) for Products solely in the terminated country, including any such regulatory filings and registrations made or owned by its Affiliates and/or Sublicensees.  Optimer shall notify Partner before the effective date of termination in that country whether such regulatory filings and registrations should be assigned to Optimer or its designee, and if the latter, identify the designee, and provide Partner with all necessary details to enable Partner to effect the assignment (or availability).  If Optimer fail to provide such notification prior to the effective date of termination, Partner shall assign the regulatory filings and registrations to Optimer.

(iv)          Transition.  Partner shall use Commercially Reasonable Efforts to cooperate with Optimer and/or its designee to effect a smooth and orderly transition in the Development, sale and marketing, promotion and commercialization of Products in the terminated country during the notice and the wind-down periods referenced in this Section 12.3(e).  Without limiting the foregoing, Partner shall use Commercially Reasonable Efforts to conduct, in an expeditious manner, any activities to be conducted under this Section 12.3(e).  Optimer shall use Commercially Reasonable Efforts to identify and finalize an agreement or other arrangement with a Third Party in relation to the Products in the terminated country and/or, to the extent Optimer is able to take over such activities in that country under Applicable Law in that country, take over, directly or through an Affiliate, all activities related to Products in that country, and in particular Development activities on-going in that country at the time of the effective date of the termination and the transfer of the regulatory filings and registrations (including MAAs and Regulatory Approvals) relating to that country into the name of Optimer or Optimer’s designee so that the wind-down period shall be as limited as possible.

(v)            Rights Become Non-Exclusive.  Notwithstanding any other provision of this Agreement, following the effective date of termination and during the wind-down periods referenced in this Section 12.3(e), the license granted to Partner with respect to Products in the Field in the terminated country shall be non-exclusive and limited to the activities expressly contemplated by this Section 12.3(e), and, without limiting the foregoing, Optimer shall have the right to engage one or more other distributors and/or licensees of the Products in the Field in the terminated country.

(vi)          License Grant.  Partner shall, and it hereby does, grant to Optimer, effective upon such termination, (x) an exclusive (even as to Partner), irrevocable license, with the right to sublicense through multiple tiers of sublicense, under the Partner Technology and Partner’s share in Joint Patents, to Develop, make, have made, use, sell, offer for sale, and import products that include a Compound, alone or in combination with any other active pharmaceutical ingredient, in any form or formulation, in the terminated country and any other countries outside the Territory, and (y) an exclusive, specific, irrevocable license, with the right to sublicense through multiple tiers of sublicense, to use and display trademarks owned by Partner or its Affiliates solely related to Products solely in the terminated country in connection with the manufacture, use, offer for sale, sale, and import of products that include a Compound, alone or in combination with any other active pharmaceutical ingredient, in any form or formulation into the terminated country, subject in each case to compliance by Optimer with the surviving provisions of this Agreement. Such licenses shall be royalty bearing at the rate of [...***...] percent of net sales of all Products in the terminated country, provided that such Products are either (A) the Existing Product or (B) [...***...] to which Partner has participated in their Development, and shall be granted on the terms of Sections 1.73, 1.99, 1.107, 2.2, 6.3(d) and 6.3(e) and Article 7 of this Agreement whereby the name “Optimer” is replaced by the name “Partner” and the name “Partner” by the name “Optimer” and whereby, in Section 6.3(e), the reference to Valid Claim shall be to a Valid Claim of Partner Patents or Joint Patents.

(vii)         Sublicensees; Third Party Agreements.    At the written request of Optimer, Partner will assign any Third Party agreements that exclusively relate to Products in the terminated country, to the furthest extent possible, provided that such assignment is permitted under such supply Agreement or is accepted by the Third Party.  In the event such assignment is not requested by Optimer or is not accepted by such Third Party, then the rights of such Third Party with respect to Products in that terminated country shall terminate upon termination of Partner’s rights.  Partner shall ensure that Sublicensees and such Third Parties in such country (if its contract is not assigned to Optimer pursuant to this Section 12.3(e)(vii)) shall transition any remaining Products specifically labeled for sale in that country back to Optimer in the manner set forth in this Section 12.3(e) as if such Affiliate or Third Party were named herein.  Partner shall include provisions requiring compliance with these provisions in the agreements with Sublicensees and Third Parties.

(f)        Rights on Termination of the whole Agreement, Except for Termination for Cause by Partner under Section 12.2(b) or (c). Upon any termination of the whole Agreement under Section 12.2, except termination of this Agreement by Partner pursuant to Section 12.2(b) or (c):

(i)            Development Transition.  The Parties shall work together in good faith to adopt, and Optimer shall have the final decision-making power with respect to, a plan to wind-down any Development activities with respect to the terminated Products in the Territory in an orderly fashion or, at Optimer’s election, promptly transition such Development activities to Optimer or its designee, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of Products and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws.  Partner shall perform or cause to be performed its outstanding non-cancellable obligations with respect to Development of any Compounds and Products that existed or accrued prior to the notice date of termination; provided, however, that in no case shall Partner be obligated to pursue such activities for a period exceeding [...***...] after the date of notice of such termination.

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(ii)           Commercialization Transition.  Partner and its Sublicensees shall continue, to the extent that Partner and its Sublicensees continue to have an inventory of Products, to fulfill orders received from customers for Products in the Territory until up to [...***...] after the later of (A) the date upon which Optimer notifies Partner in writing that Optimer has secured an alternative distributor or licensee for the Products and (B) Partner has initiated transition of the MAAs and Regulatory Approvals for the Products in the Territory to such distributor or licensee, but in no event for more for than [...***...] after the date of notice of termination.  For the Products sold by Partner or its Sublicensees after the effective date of termination, Partner shall continue to make payments to Optimer in accordance with Article 6.  Notwithstanding the foregoing, Partner and its Sublicensees shall cease such activities upon [...***...] days’ written notice given by Optimer at any time after the effective date of a termination requesting that such activities cease.  Within [...***...] days after Optimer has given notice to Partner requesting the cessation of activities pursuant to the provision of this Section 12.3(f)(ii), Partner shall notify Optimer of an estimate of the quantity of Products and shelf life remaining in Partner’s inventory and Optimer shall have the right to purchase any such quantities of Products from Partner at a price mutually agreed by the Parties.  To the extent Optimer does not purchase such quantities, Partner may sell such quantities during the [...***...] days after the effective date of such termination within the shelf life remaining for such Products.

(iii)         Assignment of Filings and Marketing Approvals.  At Optimer’s option, which shall be exercised by written notice to Partner, to the extent permitted under Applicable Law, Partner shall assign or cause to be assigned to Optimer or its designee (or to the extent not so assignable, Partner shall take all reasonable actions to make available to Optimer or its designee the benefits of) all regulatory filings and registrations (including MAAs and Regulatory Approvals) for Products in the Territory, including any such regulatory filings and registrations made or owned by its Affiliates and/or Sublicensees.  Optimer shall notify Partner before the effective date of termination whether the regulatory filings and registrations should be assigned to Optimer or its designee, and if the latter, identify the designee, and provide Partner with all necessary details to enable Partner to effect the assignment (or availability).  If Optimer fail to provide such notification prior to the effective date of termination, Partner shall assign the regulatory filings and registrations to Optimer.

(iv)          Transition.  Partner shall use Commercially Reasonable Efforts to cooperate with Optimer and/or its designee to effect a smooth and orderly transition in the Development, sale and marketing, promotion and commercialization of Products in the Territory during the notice and the wind-down periods referenced in this Section 12.3(f).  Without limiting the foregoing, Partner shall use Commercially Reasonable Efforts to conduct, in an expeditious manner, any activities to be conducted under this Section 12.3(f).  Optimer shall use Commercially Reasonable Efforts to identify and finalize an agreement or other arrangement with a Third Party in relation to the Products and/or, to the extent Optimer is able to take over such activities under Applicable Law, take over, directly or through an Affiliate, all activities related to Products, and in particular development activities on-going at the time of the effective date of the termination and the transfer of the regulatory filings and registrations (including MAAs and Regulatory Approvals) into the name of Optimer or Optimer’s designee so that the wind-down period shall be as limited as possible.

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(v)            Rights Become Non-Exclusive.  Notwithstanding any other provision of this Agreement, following the effective date of termination and during the wind-down periods referenced in this Section 12.3(f), the license granted to Partner with respect to Products in the Field in the Territory shall be non-exclusive and limited to the activities expressly contemplated by this Section 12.3(f), and, without limiting the foregoing, Optimer shall have the right to engage one or more other distributors and/or licensees of the Products in the Field in the Territory.

(vi)          License Grant.  Partner shall, and it hereby does, grant to Optimer, effective upon such termination, (A) an exclusive (even as to Partner), worldwide license, with the right to sublicense through multiple tiers of sublicense, under the Partner Technology and Partner’s share in Joint Patents, to Develop, make, have made, use, sell, offer for sale, and import products that include a Compound, alone or in combination with any other active pharmaceutical ingredient, in any form or formulation, and (y) an exclusive, irrevocable license, with the right to sublicense through multiple tiers of sublicense, to use and display trademarks owned by Partner or its Affiliates solely related to Products in the Territory in connection with the manufacture, use, offer for sale, sale, and import Products into the Territory, subject in each case to compliance by Optimer with the surviving provisions of this Agreement.  Such licenses shall be royalty bearing at the rate of [...***...] percent of net sales of all Products, provided that such Products are either (A) the Existing Product or (B) [...***...] to which Partner has participated in their Development, and shall be granted on the terms of Sections 1.73, 1.99, 1.107, 2.2, 6.3(d) and 6.3(e) and Article 7 of this Agreement whereby the name “Optimer” is replaced by the name “Partner” and the name “Partner” by the name “Optimer” and whereby, in Section 6.3(e), the reference to Valid Claim shall be to a Valid Claim of Partner Patents or Joint Patents.

(vii)         Sublicensees; Third Party Agreements.  Any agreements with Sublicensees shall terminate upon termination of this Agreement, subject to rights during the wind-down period as referenced in this Section 12.3(f).  At the written request of Optimer, Partner will assign any Product-specific Third Party agreements, to the furthest extent possible, provided that such assignment is permitted under the Product-specific supply Agreement or is accepted by the Third Party.  In the event such assignment is not requested by Optimer or is not accepted by such Third Party, then the rights of such Third Party with respect to Products shall terminate upon termination of Partner’s rights.  Partner shall ensure that Sublicensees and such Third Parties (if its contract is not assigned to Optimer pursuant to this Section 12.3(f)(vii)) shall transition any remaining Products back to Optimer in the manner set forth in this Section 12.3(f) as if such Affiliate or Third Party were named herein.  Partner shall include provisions requiring compliance with these provisions in the agreements with Sublicensees and Third Parties.

(g)       Termination for Cause by Partner under Section 12.2(b) or (c).  Upon any termination of this Agreement by Partner pursuant to Section 12.2(b) or (c):

(i)            Development Wind-Down.  The Parties shall work together in good faith to adopt, and Partner shall have the final decision-making power with respect to, a plan to wind-down any development activities with respect to Compounds and Products in the Territory in an orderly fashion, with due regard for patient safety and the rights of any subjects

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that are participants in any clinical trials of Products and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws.  Partner shall perform or cause to be performed its outstanding non-cancellable obligations with respect to development of any Compounds and Products that existed or accrued prior to the notice date of termination; provided, however, that in no case shall Partner be obligated to pursue such activities for a period exceeding [...***...] after the date of notice of such termination.

(ii)           Commercialization Wind-Down.  Partner and its Sublicensees may continue, to the extent that Partner and its Sublicensees continue to have an inventory of Products, to fulfill orders received from customers for Products in the Territory until up to [...***...] after the effective date of termination.  For the Products sold by Partner or its Sublicensees after the effective date of termination, Partner shall continue to make payments to Optimer in accordance with Article 6.

12.4        Rights Upon Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction in the Territory (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws.  If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party.  If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of such intellectual property and all embodiments thereof  necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor.  All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

12.5        PAR Tripartite Agreement.  Prior to the execution of this Agreement PAR, Partner and Optimer have executed the PAR Tripartite Agreement by which PAR confirms that the rights granted to Optimer under the PAR Agreement shall be transferred directly to Partner in the event that the PAR Agreement terminates for any reason or that Optimer ceases to exist for any reason.

12.6        Exercise of Right to Terminate.  The use by either Party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto.

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12.7        Damages; Relief.  Subject to Section 12.6 above, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

12.8        Accrued Obligations; Survival.  The expiration or termination of this Agreement, in whole or part, for any reason shall not release either Party from any liability which, at the time of such expiration termination, has already accrued to such Party or which is attributable to a period prior to such expiration or termination, nor will any expiration or termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. For clarity, any sums owed to Partner or Optimer as a result of any overpayment or underpayment by Partner, respectively, determined pursuant to Section 7.6 and 7.7 shall be immediately due and payable on termination. In addition, upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except those described in the following Articles and Sections: Sections 2.3, 4.7 (with respect to Development Expenses incurred prior to expiration or termination) 7.6, 7.7, 9.1, 9.2, 9.4(c), 9.5(c) and 9.5(d) (to the extent Optimer has an exclusive license under such Partner Patent(s) in the applicable territory after expiration or termination), 10.3, 10.4, 12.1, 12.3, 12.4, 12.5, 12.6, 12.7 and 12.8 and Articles 1, 8, 11 (in respect of acts carried out prior to expiration or termination, provided that the Third Party Claim arising as a result of such acts may be brought after expiration or termination), 13 and 14.

ARTICLE 13

DISPUTE RESOLUTION

13.1        Objective.  The Parties recognize that disputes as to matters arising under or relating to this Agreement or either Party’s rights and/or obligations hereunder may arise from time to time.  It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 13 to resolve any such dispute if and when it arises.

13.2        Resolution by Executives.  Except as otherwise provided in Article 3, if an unresolved dispute as to matters arising under or relating to this Agreement or either Party’s rights and/or obligations hereunder arises, either Party may refer such dispute to the Executives, who shall meet in person or by telephone within thirty (30) days after such referral to attempt in good faith to resolve such dispute.  If such matter cannot be resolved by discussion of such officers within such thirty (30)-day period (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 13.3.

13.3        Arbitration.

(a)       If the Parties do not resolve a dispute as provided in Section 13.2, and a Party wishes to pursue the matter, each such dispute that is not an “Excluded Claim” shall be resolved by binding arbitration in accordance with the LCIA Rules as then in effect, which

Rules are deemed to be incorporated by reference into this clause and judgment on the arbitration award may be entered in any court having jurisdiction thereof.  The decision rendered in any such arbitration will be final and not appealable.  If either Party intends to commence binding arbitration of such dispute, such Party will provide written notice to the other Party informing the other Party of such intention and the issues to be resolved.  Within thirty (30) days after the receipt of such notice, the other Party may by written notice to the Party initiating binding arbitration, add additional issues to be resolved.

(b)       The arbitration shall be conducted by a panel of three (3) arbitrators appointed in accordance with the LCIA Rules, none of whom shall be a current or former employee or director, or a then-current stockholder, of either Party, their respective Affiliates or any Sublicensee. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(c)       It is the intention of the Parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances.  The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents.  No later than thirty (30) days after selection of the arbitrators, the Parties and their representatives shall hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within six (6) months from such meeting.  Failing any such mutual agreement, the arbitrators will design and the Parties shall follow procedures to such effect.

(d)       Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The arbitrators shall have no authority to award punitive or any other non-compensatory damages, except as may be permitted by Section 10.4.  The arbitrators shall have the power to order that all or part of the legal or other costs incurred by a Party in connection with the arbitration be paid by the other Party. Each Party shall bear an equal share of the arbitrators’ and any administrative fees of arbitration.  In addition, in the event the arbitrators award damages to Partner pursuant to this Article 13 and Optimer is then, or becomes at any point,  bankrupt or insolvent, the amount of such damages shall be applied as a credit to royalty payments otherwise owed to Optimer under Section 6.3.

(e)       Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(f)        As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (i) the validity, enforceability or infringement of a patent,

trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

ARTICLE 14

GENERAL PROVISIONS

14.1        Standstill Agreement.  During the Term and for a period of [...***...] years thereafter (the “Standstill Period”), neither Partner nor any of Partner’s Representatives (as defined below) will, in any manner, directly or indirectly:

(a)       make, effect, initiate, directly participate in or cause (i) any acquisition of beneficial ownership of any securities of Optimer or any securities of any subsidiary or other Affiliate of Optimer, if, after such acquisition, Partner would beneficially own more than [...***...] of the outstanding common stock of Optimer, (ii) any acquisition of any assets of Optimer or any assets of any subsidiary or other Affiliate of Optimer, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Optimer or any subsidiary or other Affiliate of Optimer, or involving any securities or assets of Optimer or any securities or assets of any subsidiary or other affiliate of Optimer, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the SEC) or consents with respect to any securities of Optimer provided that nothing in this Section 14.1 shall preclude any activities of Partner or its Representatives with respect to the grant by Optimer or any subsidiary or other Affiliate of Optimer of any licence, or the supply by Optimer or any subsidiary or other Affiliate of Optimer of any products, in each case to Partner or any of its Affiliates;

(b)       form, join or participate in a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to the beneficial ownership of any securities of Optimer;

(c)       act, alone or in concert with others, to seek to control the management, board of directors or policies of Optimer;

(d)       take any action that might require Optimer to make a public announcement regarding any of the types of matters set forth in Section 14.1(a);

(e)       agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in Section 14.1(a), (b), (c) or (d);

(f)        assist, induce or encourage any Third Party to take any action of the type referred to in Section 14.1(a), (b), (c), (d) or (e);

(g)       enter into any discussions, negotiations, arrangement or agreement with any Third Party relating to any of the foregoing; or

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(h)       request or propose that Optimer or any of Optimer’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 14.1.

For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each person or entity that is or becomes (i) a subsidiary or other Affiliate of such Party, or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s subsidiaries or other affiliates, providing such person is acting on behalf of such Party.

The obligations of Partner under this Section 14.1 above shall terminate in the event of (i) any bona fide unsolicited Third Party tender or exchange offer for at least fifty percent (50%) of the outstanding voting capital stock of Optimer, (ii) Optimer enters into any agreement for an Acquisition Transaction (as defined below) with any Third Party, or (iii) Optimer, upon the decision of Optimer’s Board of Directors, initiates a structured auction process with regard to an Acquisition Transaction, but excluding any market check in response to an unsolicited proposal made by any Third Party.  All of the provisions of this Section 14.1 above shall be reinstated and shall apply in full force according to their terms in the event that:  (A) if the provisions of Section 14.1 above shall have terminated as the result of a tender or exchange offer, such tender or exchange offer (as originally made or as amended or modified) shall have terminated (without closing) prior to the commencement of a tender or exchange offer by Partner or any of its Affiliates that would have been permitted to be made pursuant to the first sentence of this paragraph as a result of such Third Party tender or exchange offer; (B) any tender or exchange offer by Partner or any of its Affiliates (as originally made or as extended or modified) that was permitted to be made pursuant to this paragraph shall have terminated (without closing); or (C) if the provisions of Section 14.1 above shall have terminated as a result of any action by Optimer referred to in this paragraph, Optimer shall have determined not to take any of such actions (and no such transaction shall have closed) prior to the commencement of any action by Partner or any of its Affiliates that would have been permitted to be made pursuant to this paragraph as a result of the initial determination of Optimer referred to in this paragraph.  Upon reinstatement of the above provisions of Section 14.1, the provisions of this paragraph shall continue to govern in the event that any of the events described in this paragraph shall occur.

The term “Acquisition Transaction” shall mean (1) any sale, license, lease, exchange, transfer or other disposition of the assets of Optimer constituting more than fifty percent (50%) of the consolidated assets of Optimer or accounting for more than fifty percent (50%) of the consolidated revenues of Optimer in any transaction or series of related transactions (but excluding any development and/or commercial collaboration involving any of Optimer’s product candidates); (2) any offer to purchase, tender offer, exchange offer or any similar transaction or series of related transactions made by any person involving more than fifty percent (50%) of the outstanding shares of voting capital stock of Optimer; or (3) any merger, consolidation, business combination, share exchange, reorganization or similar transaction or series of related transactions involving Optimer, in each case excluding any such transaction whereby the holders of voting capital stock of Optimer immediately prior to any such transaction hold more than fifty percent (50%) of the voting capital stock of the acquiring or surviving entity (or its parent entity ) immediately after the consummation of any such transaction.

The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

14.2        Governing Law.  This Agreement and all questions regarding its existence, validity, interpretation, breach or performance of this Agreement and any dispute or claim arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise), shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law (without limiting the Parties’ rights and obligations under Article 13).  The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.

14.3        Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (other than failure to make payment when due) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.  Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur.

14.4        Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a)       in connection with the transfer or sale of all or substantially all of the business of such Party relating to Products to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party in such transaction (if other than one of the Parties to this Agreement) shall not be included in the intellectual property rights licensed under this Agreement; or

(b)       to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

This Agreement shall be binding upon successors and permitted assigns of the Parties.  Any assignment not in accordance with this Section 14.4 will be null and void.

14.5        Severability.  If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

14.6        Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Optimer, addressed to:

Optimer Pharmaceuticals, Inc.

10110 Sorrento Valley Rd., Suite C

San Diego, CA 92121, U.S.A.

Attention: Chief Executive Officer

Fax: (858) 909-0737

If to Partner, addressed to:

Astellas Pharma Europe Ltd.

Lovett House, Lovett Road

Staines, Middlesex TW18 3AZ

UK

Attention: General Counsel

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day; (b) on the Business Day after dispatch if sent by nationally recognized overnight courier; and/or (c) on the third Business Day following the date of mailing if sent by mail.

14.7        Entire Agreement; Amendments.  This Agreement, together with the exhibit hereto, the Supply Agreement and the Letter Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede and cancel all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof and thereof, including the Confidentiality Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

14.8        Headings.  The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections hereof.

14.9        Independent Contractors.  It is expressly agreed that Optimer and Partner shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither Optimer nor Partner shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

14.10      Waiver.  The waiver by either Party hereto of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

14.11      Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

14.12      Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

14.13      Interpretation.  All references in this Agreement to an Article, Section or Exhibit shall refer to an Article, Section or Exhibit in or to this Agreement, unless otherwise stated.  Any reference to any federal, national, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” and similar words means including without limitation.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years, unless stated otherwise.  References to the singular include the plural.

14.14      No Third Party Beneficiaries.  This Agreement is neither expressly or impliedly made for the benefit of any Party other than Optimer and Partner, except as otherwise provided in this Agreement with respect to provisions in Section 7.6 for the benefit of PAR and with respect to Optimer Indemnitees under Section 11.1 and Partner Indemnitees under Section 11.2. This Agreement may be terminated, varied or amended in accordance with its terms or with the agreement of Partner and Optimer without the consent of the Optimer Indemnitees and/or Partner Indemnitees.

14.15      English Language.  This Agreement is in the English language, and the English language shall control their interpretation.  In addition, all notices required or permitted to be given under this Agreement, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

14.16      Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Collaboration and License Agreement as of the Effective Date.

ASTELLAS PHARMA EUROPE LTD		OPTIMER PHARMACEUTICALS, INC.

By:	/s/ M. Yoshida	By:	/s/ Pedro Lichtinger

Name:	M. Yoshida	Name:	Pedro Lichtinger

Title:	President and CEO	Title:	President and CEO

SIGNATURE PAGE TO COLLABORATION AND LICENSE AGREEMENT

EXHIBIT A

Licensed Patents

[...***...]

*** Confidential Treatment Requested

EXHIBIT B

COOPERATION TERMS

1.             Trade Meetings.   If, in respect of a Product, (i) Optimer or one of its Affiliates or licensees outside the Territory wishes to attend any professional or trade meeting inside the Territory or (ii) Partner or one of its Sublicensees wishes to attend any professional or trade meeting outside the Territory, then each such Party shall notify the JSC.  The Parties shall endeavour to cooperate in respect of their participation in organized events and organizing non-core events relating to the Product during such meeting. In no event will any such activities of Optimer or its Affiliates or licensees be directed at sales of Products by or on behalf of Partner or its Sublicensees in the Territory, and in no event will any such activities of Partner or its Sublicensees be directed at sales of Products by or on behalf of Partner or its Sublicensees anywhere in the world except in the Territory. Each Party shall bear its own costs of participation at any such meeting.

2.             Key Opinion Leaders

(a)           The Parties acknowledge that, from time to time, Partner or its Sublicensees may be interested in engaging Outside Territory KOLs for the purposes of providing consultancy services to Partner in connection with the Products within the Territory.  To the extent that such services or interactions with such KOLs do not constitute a promotional or marketing activity, Partner shall have the right to conduct such activities outside the Territory; provided, however, that Partner shall previously inform Optimer of such any activities and coordinate such activities through the JSC.  For the avoidance of doubt, confidential advisory boards and confidential consultancy meetings with KOLs do not constitute promotional or marketing activity.

(b)           The Parties acknowledge that, from time to time, Optimer or its Affiliates or licensees may be interested in engaging Territory KOLs for the purposes of providing consultancy services to Optimer in connection with Products outside the Territory.  To the extent that such services or interactions with KOLs do not constitute a promotional or marketing activity, Optimer shall have the right to conduct such activities inside the Territory; provided, however, that Optimer shall previously inform Partner of such any activities and coordinate such activities through the JSC.  For the avoidance of doubt, confidential advisory boards and confidential consultancy meetings with KOLs do not constitute promotional or marketing activity.

(c)           For the purpose of this paragraph 2:

“Outside Territory KOL” means healthcare providers outside of the Territory that have administered a Product in clinical trials, have published academic articles relating to a Product, or are otherwise regarded by Optimer, its Affiliates and licensees or Partner, as the case may be, as a key opinion leader for a Product outside of the Territory.

“Territory KOL” means healthcare providers in the Territory that have administered a Product in clinical trials, have published academic articles relating to a Product, or are otherwise regarded by Optimer, its Affiliates and licensees or Partner, as the case may be, as a key opinion leader for a Product in the Territory.

EXHIBIT C

PAR Tripartite Agreement

THIS AGREEMENT is made as of February 2, 2011

BETWEEN

(1)           PAR PHARMACEUTICAL, INC., a company organized under the laws of the State of Delaware, having a place of business at 300 Tice Boulevard, Woodcliff Lake, NJ 07677, USA (“Par”);

(2)           OPTIMER PHARMACEUTICALS, INC a company organized under the laws of the State of Delaware, having a principal place of business at 10110 Sorrento Valley Rd., Suite C, San Diego, California 92121, USA (“Optimer”); and

(3)           ASTELLAS PHARMA EUROPE LIMITED, a company organized under the laws of England, having a principal place of business at Lovett House, Lovett Road, Staines, Middlesex, TW18 3AZ, United Kingdom (“Astellas”).

BACKGROUND

(A)          Par and Optimer are parties to a Prospective Buy-Back Agreement, dated January 19, 2007 (the “Par Agreement”). Under the Par Agreement Par has, amongst other things, assigned to Optimer all of its right, title and interest in all OPT-80 Data solely and exclusively related to the Product and has granted Optimer a non-exclusive, fully-paid up, perpetual, royalty-free worldwide license, including the right to grant and authorize sublicenses, to use all OPT-80 Data primarily related to the Product but not assigned to Optimer (the “Licensed OPT-80 Data”) for any and all uses in connection with the Product (as the terms “OPT-80 Data” and “Product” are defined in the Par Agreement).

(B)           Optimer and Astellas are about to enter into an agreement providing for the license to Astellas of all of Optimer’s rights in the product fidaxomicin (otherwise known as Opt-80), including its rights to the Opt-80 Data.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1              Agreement of the Parties

1.1           Capitalized terms used but not defined herein shall have their respective meanings assigned thereto in the Par Agreement.

1.2           In the event that, to the extent permitted by the Par Agreement, the rights to the Licensed OPT-80 Data cease to be licensed to Optimer by Par under the Par Agreement for any reason, including, without limitation, the liquidation or dissolution of Optimer, and the agreement between Optimer and Astellas is continuing (or Astellas continues to have rights to develop and commercialize the Product in the Territory (as defined below), including, without limitation, through the operation of Section 365(n) of Title 11 of the U.S. Code), then, subject to the terms and conditions hereof, the parties hereby agree that following shall apply:

(a)           Par shall forthwith grant to Astellas a non-exclusive, fully-paid up, perpetual, royalty-free license, including the right to grant and authorize sublicenses, to use all OPT-80 Data primarily related to the Product but not assigned to Optimer under Section 2.6(g)(i) of the Par Agreement for any and all uses in connection with the Product in the Territory.  The term “Territory” shall mean Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Republic of Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Switzerland, United Kingdom, Turkey, South Africa, Russia, Armenia, Azerbaijan, Belarus, Kazakhstan, Kyrgyzstan, Moldova, Tajikistan, Turkmenistan, Ukraine, Uzbekistan, Middle East (Bahrain, Gaza Strip, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Oman, Qatar, Saudi Arabia, Syria, United Arab Emirates, West Bank (Palestine) and Yemen) and North Africa (Algeria, Egypt, Libya, Morocco and Tunisia); provided that, in the event that Astellas terminates the agreement between Optimer and Astellas with respect to the Product in a given country, the definition of “Territory” shall automatically be amended to remove such country.

(b)           If Par does not receive from Optimer the six and one-quarter percent (6.25%) of all Net Revenues as set out in Section 2.3(c) of the Par Agreement attributable to payments from Astellas to Optimer (the “Par Payment”), then Astellas shall pay Par amounts equal to six and one-quarter percent (6.25%) of the Net Revenues that Astellas would have had to pay to Optimer had the circumstances set forth in Section 1.2 not occurred.  Such payments shall be in accordance with Section 2.3(c) of the Par Agreement and end on the seventh (7th) anniversary of the first Commercial Launch.  For clarification, Par acknowledges and agrees that there shall not be any double-payment to Par to the extent that Par has received any Par Payment from Optimer, and Optimer acknowledges and agrees that there shall not be any double-payment by Astellas to Optimer to the extent that Astellas has paid any Par Payment to Par pursuant to this Agreement.

(c)           Par shall hereby have the same right to audit Astellas’ books and records as provided to Par in Section 2.4 of the Par Agreement with respect to Optimer’s books and records.

(d)           Astellas shall promptly reimburse, defend and indemnify the Par Indemnitees, and hold each of them harmless from and against, any and all Liabilities suffered, incurred, or sustained by any Par Indemnitee or to which a Par Indemnitee becomes subject, resulting from, arising out of, or relating to, the making, using, selling, offering for sale, promoting, distributing and/or otherwise commercializing Product distributed by or on behalf of Astellas or its Affiliates, agents, contractors or licensees.

(e)           Indemnification Procedure.  In the event that Par intends to claim indemnification under Section 1.2(d), Par shall promptly notify Astellas in writing of any claim, complaint, suit, proceeding or cause of action in respect of which Par intends to claim such indemnification (for purposes of this Section 1.2(e), each a “Claim”), and Astellas shall have sole control of the defense and/or settlement thereof; provided that Par shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification under Section 1.2(d) shall not apply to amounts paid with respect to settlement of any Claim if such settlement is effected without the consent of Astellas, which consent will not be unreasonably withheld or delayed. The failure to deliver written notice to Astellas within a reasonable period of time after the commencement of any such claim, suit or proceeding, if prejudicial to its ability to defend such action, shall relieve Astellas of any liability to Par under Section 1.2(d), but the omission to so deliver written notice to Astellas shall not relieve Astellas of any liability to Par under this Agreement otherwise than under Section 1.2(d). Without limiting the foregoing, Par shall keep Astellas fully informed of the progress of any Claim for which it intends to claim indemnification under Section 1.2(d). Par under Section 1.2(d), and its employees, at Astellas’s request and expense, shall provide full information and reasonable assistance to Astellas and its legal representatives with respect to such Claims covered by this indemnification.

1.3           Except as provided herein, no other terms of the Par Agreement shall apply as between Par and Astellas.

2              General

2.1           The terms of this Agreement and the discussions, correspondence and negotiations leading to the making of this Agreement shall remain confidential to the parties who shall not disclose the terms of this Agreement to any other person save that  the obligations of confidentiality in this Section 2.1 shall not extend to any matter which a party can show is in or has become part of the public domain other than as a result of a breach of the obligations of confidentiality under this Agreement; or was in its written records prior to the date of this Agreement; was independently disclosed to it by a third party entitled to disclose the same; or is required to be disclosed under any applicable law, or by order of a court or governmental body or other competent authority, including the requirements of the U.S. Securities and Exchange Commission and any stock exchange on which a party’s or its parent company’s capital stock is listed.

2.2           No party shall assign, delegate, sub-contract, transfer, charge or otherwise dispose of all or any of its rights under this Agreement without the other parties’ prior written consent.  Notwithstanding the foregoing, a party may assign this Agreement and its rights and obligations hereunder without the other parties’ consent in connection with the transfer or sale of all or substantially all of the business of such party relating to fidaxomicin to a third party, whether by merger, sale of stock, sale of assets or otherwise.

2.3           Nothing in this Agreement shall create or be deemed to create a partnership or joint venture or relationship of employer and employee or principal and agent between the parties.

2.4           This Agreement sets out the entire agreement between the parties in relation to its subject matter and overrides any prior correspondence or representations.  All warranties and conditions not set out in this Agreement whether implied by statute or otherwise are excluded to the extent permitted by law. No party shall have any claim against another for any misrepresentation unless such misrepresentation was made fraudulently.

2.5           Any variation to this Agreement must be in writing and signed by a duly authorised representative of each of the parties to this Agreement.

2.6           The waiver by any party of any breach of this Agreement shall not prevent the subsequent enforcement of that provision and shall not be deemed to be a waiver of any subsequent breach of that or any other provision.  Any waiver of any breach of this Agreement shall be in writing.

2.7           If any provision of this Agreement is ruled to be invalid for any reason, that invalidity will not affect the rest of this Agreement which will remain valid and enforceable in all respects.

2.8           This Agreement shall be entered into in the form of counterparts executed by each of the Parties.  A facsimile, scanned or other electronic signature shall be valid and binding upon the signatory.

2.9           Any notice or other document to be given to a party under this Agreement shall be given by sending the same by any postal service requiring proof of receipt by signature to the address of the party specified in this Agreement or its registered office, attention: Chief Legal Officer.

2.10         This Agreement and any issues, disputes or claims arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise) shall be governed by, and construed in accordance with, the substantive law of the State of Delaware, without regard to the conflicts of law provisions thereof. The parties hereby submit to the exclusive jurisdiction of the courts of the State of Delaware.

IN WITNESS OF THE ABOVE the parties have signed this Agreement on the date written at the head of this Agreement.

ASTELLAS PHARMA EUROPE LTD		OPTIMER PHARMACEUTICALS, INC.

By:	/s/ M. Yoshida	By:	/s/ Pedro Lichtinger

Name:	M. Yoshida	Name:	Pedro Lichtinger

Title:	President and CEO	Title:	President and CEO

Date:	2/2/2011	Date:	2/2/2011

PAR PHARMACEUTICAL, INC.

By:	/s/ Thomas J. Haughey

Name:	Thomas J. Haughey

Title:	EVA, CAO & General Counsel

Date:	2/2/2011